Graph Titled "NET EARNINGS"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s net earnings of $894, $1,359, $1,017, $1,114, and $1,619 for the years 1992 through 1996, respectively. Graph is shown in millions.

Graph Titled "STOCKHOLDERS' EQUITY"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s stockholders' equity of $4,569, $5,486, $5,818, $6,141, and $6,892 for the years ended 1992 through 1996, respectively. Graph is shown in millions.



Graph Titled "RETURN ON AVERAGE COMMON STOCKHOLDERS' EQUITY"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s return on average common stockholders' equity of 22.0%, 27.3%, 18.6%, 20.1%, and 26.8% for the years 1992 through 1996, respectively.



Graph Titled "PRIMARY EARNINGS PER SHARE"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s primary earnings per share of $3.92, $5.98, $4.75, $5.44, and $8.20 for the years 1992 through
1996, respectively.

Graph Titled "DIVIDENDS PAID PER COMMON SHARE"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s dividends paid per common share of $.575, $.70, $.89, $1.01, and $1.16 for the years 1992 through 1996, respectively.

Graph Titled "BOOK VALUE PER COMMON SHARE"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s book value per common share of $21.37, $26.17, $28.87, $32.41, and $38.38 for the years ended
1992 through 1996, respectively.


                                                                                 Year Ended Last Friday in December
                                                    ----------------------------------------------------------------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)     1992         1993         1994          1995          1996
--------------------------------------------------------------------------------------------------------------------
                                                    (52 Weeks)   (53 Weeks)   (52 Weeks)    (52 Weeks)    (52 Weeks)

OPERATING RESULTS
     Total Revenues                                 $ 13,413     $ 16,588     $ 18,234      $ 21,513      $ 25,011
     Net Revenues                                   $  8,577     $ 10,558     $  9,625      $ 10,265      $ 13,116
     Net Earnings                                   $    894     $  1,359     $  1,017      $  1,114      $  1,619
     Pretax Margin (a)                                  18.9%        23.0%        18.0%         17.6%         19.6%
     Profit Margin (b)                                  11.1%        13.2%        10.6%         10.8%         12.3%
     Return on Average Common
            Stockholders' Equity                        22.0%        27.3%        18.6%         20.1%         26.8%
--------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
     Total Assets                                   $107,024     $152,910     $163,749      $176,857      $213,016
     Total Stockholders' Equity                     $  4,569     $  5,486     $  5,818      $  6,141      $  6,892
--------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
     Primary Earnings                               $   3.92     $   5.98     $   4.75      $   5.44      $   8.20
     Fully Diluted Earnings                         $   3.91     $   5.95     $   4.74      $   5.42      $   8.06
     Dividends Paid                                 $   .575     $    .70     $    .89      $   1.01      $   1.16
     Book Value                                     $  21.37     $  26.17     $  28.87      $  32.41      $  38.38
--------------------------------------------------------------------------------------------------------------------
CLIENT ASSETS (IN BILLIONS)
     Assets in Worldwide Client
            Accounts                                $    487     $    557     $    568      $    703      $    839
     Assets Under Management                        $    139     $    161     $    164      $    196      $    234
--------------------------------------------------------------------------------------------------------------------
UNDERWRITING (DOLLARS IN BILLIONS)(c)
     Global Debt and Equity:
            Volume                                  $  149.9     $  191.9     $  137.1      $  147.0      $  187.7
            Market Share                                13.0%        12.9%        12.6%         13.7%         12.9%
     U.S. Debt and Equity:
            Volume                                  $  139.6     $  172.5     $  116.1      $  126.6      $  155.9
            Market Share                                16.4%        16.4%        16.4%         17.8%         16.3%
--------------------------------------------------------------------------------------------------------------------
FULL-TIME EMPLOYEES                                   40,100       41,900       43,800        46,000        49,800
--------------------------------------------------------------------------------------------------------------------
COMMON SHARES
     OUTSTANDING (d)(in Millions)                      207.2        204.0        181.5         171.4         164.1

(a) Earnings Before Income Taxes and Cumulative Effect of Changes in Accounting Principles to Net Revenues.

(b) Earnings Before Cumulative Effect of Changes in Accounting Principles to Net Revenues.

(c) Full credit to book manager. All market share data are derived from Securities Data Co.

(d) Does not include unallocated reversion shares held in the Employee Stock Ownership Plan, which are not considered outstanding for accounting purposes.



SELECTED FINANCIAL DATA

                                                                                 Year Ended Last Friday in December
                                                         ----------------------------------------------------------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)               1996        1995        1994        1993        1992
-------------------------------------------------------------------------------------------------------------------
                                                         (52 Weeks)  (52 Weeks)  (52 Weeks)  (53 Weeks)  (52 Weeks)
OPERATING RESULTS
Revenues                                                  $ 25,011    $ 21,513    $ 18,234    $ 16,588    $ 13,413
Interest Expense                                            11,895      11,248       8,609       6,030       4,836
                                                          --------    --------    --------    --------    --------
Net Revenues                                                13,116      10,265       9,625      10,558       8,577
Non-Interest Expenses                                       10,550       8,454       7,895       8,133       6,956
                                                          --------    --------    --------    --------    --------
Earnings Before Income Taxes and Cumulative Effect
  of Changes in Accounting Principles                        2,566       1,811       1,730       2,425       1,621
Income Tax Expense                                             947         697         713       1,031         669
                                                          --------    --------    --------    --------    --------
Earnings Before Cumulative Effect of Changes in
  Accounting Principles                                   $  1,619    $  1,114    $  1,017    $  1,394    $    952
                                                          --------    --------    --------    --------    --------
                                                          --------    --------    --------    --------    --------
Net Earnings                                              $  1,619    $  1,114    $  1,017    $  1,359    $    894
                                                          --------    --------    --------    --------    --------
                                                          --------    --------    --------    --------    --------
Net Earnings Applicable to Common Stockholders            $  1,572    $  1,066    $  1,004    $  1,354    $    887
                                                          --------    --------    --------    --------    --------
                                                          --------    --------    --------    --------    --------
------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Total Assets                                              $213,016    $176,857    $163,749    $152,910    $107,024
Short-Term Borrowings (a)                                 $102,002    $ 86,363    $ 78,304    $ 79,632    $ 51,180
Long-Term Borrowings                                      $ 26,102    $ 17,340    $ 14,863    $ 13,469    $ 10,871
Preferred Securities Issued by Subsidiaries               $    327    $     51    $     51    $     51    $     51
Total Stockholders' Equity                                $  6,892    $  6,141    $  5,818    $  5,486    $  4,569
------------------------------------------------------------------------------------------------------------------
TAX INFORMATION
Other Taxes, Principally Payroll and Property             $    341    $    291    $    255    $    223    $    222
Total Taxes (b)                                           $  1,288    $    988    $    968    $  1,254    $    891
------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Primary:
  Earnings Before Cumulative Effect of Changes in
    Accounting Principles                                 $   8.20    $   5.44    $   4.75    $   6.14    $   4.18
                                                          --------    --------    --------    --------    --------
                                                          --------    --------    --------    --------    --------
  Net Earnings                                            $   8.20    $   5.44    $   4.75    $   5.98    $   3.92
                                                          --------    --------    --------    --------    --------
                                                          --------    --------    --------    --------    --------
Fully Diluted:
  Earnings Before Cumulative Effect of Changes in
    Accounting Principles                                 $   8.06    $   5.42    $   4.74    $   6.11    $   4.17
                                                          --------    --------    --------    --------    --------
                                                          --------    --------    --------    --------    --------
  Net Earnings                                            $   8.06    $   5.42    $   4.74    $   5.95    $   3.91
                                                          --------    --------    --------    --------    --------
                                                          --------    --------    --------    --------    --------
Weighted-Average Shares Outstanding:
  Primary                                                  191,836     195,997     211,241     226,331     226,402
  Fully Diluted                                            195,175     196,660     211,695     227,480     226,854
Shares Outstanding at Year-End (c)                         164,086     171,388     181,479     203,990     207,203
Shares Repurchased                                          18,579      20,012      29,989      16,346      10,654
Average Share Repurchase Price                            $  62.60    $  46.95    $  37.96    $  42.55    $  24.36
Book Value                                                $  38.38    $  32.41    $  28.87    $  26.17    $  21.37
Total Taxes (b)                                           $   6.72    $   5.04    $   4.58    $   5.54    $   3.94
Dividends Paid                                            $   1.16    $   1.01    $    .89    $    .70    $   .575
------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Pretax Margin (d)                                             19.6%       17.6%       18.0%       23.0%       18.9%
Profit Margin (e)                                             12.3%       10.8%       10.6%       13.2%       11.1%
Common Dividend Payout Ratio                                  12.5%       16.9%       17.5%       10.9%       13.5%
Return on Average Assets                                       0.7%        0.6%        0.6%        1.0%        0.8%
Return on Average Common Stockholders' Equity                 26.8%       20.1%       18.6%       27.3%       22.0%
Average Leverage (f)                                          33.5x       32.4x       31.7x       27.1x       24.8x
Average Adjusted Leverage (g)                                 19.9x       19.3x       18.7x       16.4x       15.7x
-------------------------------------------------------------------------------------------------------------------
EMPLOYEE STATISTICS
Full-Time Employees:
        U.S                                                 42,200      39,250      38,750      37,500      36,100
        Non-U.S                                              7,600       6,750       5,050       4,400       4,000
                                                          --------    --------    --------    --------    --------
        Total                                               49,800      46,000      43,800      41,900      40,100
                                                          --------    --------    --------    --------    --------
                                                          --------    --------    --------    --------    --------
Financial Consultants and Account Executives Worldwide      14,400      13,900      13,500      13,200      12,700

(a) Short-Term Borrowings include repurchase agreements and commercial paper and other short-term borrowings.
(b) Excludes the effect of $25 and $73 of income taxes in 1993 and 1992, respectively, related to the cumulative effect of changes in accounting principles.
(c)  Does not include 1,539, 4,013, 6,427, 8,932, and 11,202 unallocated reversion shares held in the Employee Stock Ownership Plan at year-end 1996, 1995, 1994, 1993, and 1992, respectively, which are not considered outstanding for accounting purposes.
(d) Earnings Before Income Taxes and Cumulative Effect of Changes in Accounting Principles to Net Revenues.
(e) Earnings Before Cumulative Effect of Changes in Accounting Principles to Net Revenues.
(f) Average total assets to average total stockholders' equity and preferred securities issued by subsidiaries.
(g) Average total assets less average resale agreements and securities borrowed to average total stockholders' equity and preferred securities issued by subsidiaries.

BUSINESS ENVIRONMENT

Merrill Lynch & Co., Inc. and its subsidiaries (collectively referred to as "Merrill Lynch") is a client-focused, financial management and advisory company, concentrating on client relationships and on integrated delivery of services worldwide. Merrill Lynch serves its clients and conducts its businesses in global financial markets that are influenced by many factors, including economic and market conditions, political events, and investor sentiment. The reaction of issuers and investors to a particular condition or event is unpredictable and can increase volatility in the marketplace. While high volatility increases risk, it may also increase order flow, which drives many of Merrill Lynch's businesses. Earnings also can be affected by other global market and economic conditions, including the liquidity of secondary markets; the level and volatility of interest rates, currency exchange rates, and security valuations; competitive conditions; and the size, number, and timing of transactions. As a result, revenues and net earnings can vary significantly from quarter to quarter, and from year to year.

The robust global financial markets of 1995 continued in 1996, led by a stable U.S. economy and heightened individual and institutional investor activity. Low interest rates, a favorable economic environment, and strong cash flows into mutual funds combined to make 1996 a record year in U.S. equity markets and led to significant gains in most non-U.S. markets.

U.S. equity markets continued to post significant gains in 1996, as evidenced by a 26% rise in the Dow Jones Industrial Average. Individuals invested record amounts into mutual funds, boosting demand for new issuances and driving both average daily trading volumes and stock indices to record levels.

U.S. bond markets, which advanced on steady declines in interest rates throughout 1995, were more volatile in 1996. Expectations that the Federal Reserve Board would raise rates, combined with inflationary fears and a stronger-than-expected economy, led to a modest rise in long-term rates in the first half of the year. This trend reversed late in the third quarter as inflationary fears eased, leading to a decrease in long-term interest rates. The yield on the 30-year bond ended the year at 6.54%, higher than the 1995 year-end rate of 5.95%, but lower than the high of 7.20%, which occurred in June.

The Dow Jones World Index rose approximately 11% during 1996. Relatively low inflation and interest rates, combined with growing investor confidence in emerging markets, contributed to year-over-year gains in many non-U.S. equity and bond markets.

Global underwriting volume rose from the first quarter of 1995 throughout most of 1996. Rising stock prices and relatively low interest rates created attractive market conditions for issuers, while demand for new issues benefited from record inflows of cash into mutual funds. Industrywide disclosed fees from U.S. and global debt and equity underwriting reached records of $9.2 billion and $17.6 billion, respectively, according to Securities Data Co. ("SDC").

Strategic services activities in 1996 also reached record levels, reflecting a continuation of the high degree of mergers and acquisitions activity seen in 1995. Driven by globalization and other competitive and economic factors, companies continued to seek strategic alliances to increase earnings growth and expand into new markets and businesses.

Fiscal 1996 was characterized by strong financial markets and favorable economic conditions. Due to the cyclical nature of the financial services industry, however, Merrill Lynch continually evaluates its businesses across market cycles for profitability and alignment with long-term strategic objectives. Merrill Lynch seeks to mitigate the effect of market downturns by expanding its global presence, developing and maintaining long-term client relationships, closely monitoring costs and risks, and continuing to diversify revenue sources.

-------------------------------------------------------------------------------
RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

(IN MILLIONS, EXCEPT                                               1996 vs.
                                                                   --------
PER SHARE AMOUNTS)                 1996      1995      1994      1995     1994
-------------------------------------------------------------------------------
Total revenues                  $25,011   $21,513   $18,234      16.3%    37.2%
Net revenues                     13,116    10,265     9,625      27.8     36.3
Net earnings                      1,619     1,114     1,017      45.3     59.2
Net earnings
 applicable to
 common
 stockholders                     1,572     1,066     1,004      47.5     56.6
Earnings per
 common share:
   Primary                         8.20      5.44      4.75      50.7     72.6
   Fully diluted                   8.06      5.42      4.74      48.7     70.0
Return on
 average common
 stockholders' equity              26.8%     20.1%     18.6%     33.3     44.1
-------------------------------------------------------------------------------

Merrill Lynch's record net earnings for 1996 surpassed its previous record in 1993 of $1.4 billion by 19%. Record revenues in all major categories, partially offset by increased costs, particularly compensation and technology-related expenses, led to record net earnings.

Merrill Lynch made several strategic acquisitions in 1996 to help expand its global presence and client base for aggregate consideration paid of $232 million, recognizing $167 million of goodwill. The impact of these acquisitions was not material to Merrill Lynch's 1996 results of operations.

In 1995, Merrill Lynch acquired Smith New Court PLC ("Smith New Court"), a U.K.-based global securities firm, for $803 million. Merrill Lynch recorded $533 million of goodwill related to the acquisition. Merrill Lynch's 1995 results included Smith New Court operations since mid-August 1995 and related goodwill amortization.

The following discussion provides details of major categories of revenues and expenses and other pertinent information regarding Merrill Lynch's business activities, financial condition, liquidity, and risks. Certain limited reclassification and format changes have been made to prior years' amounts to conform to the current year presentation.

--------------------------------------------------------------------------------
COMMISSIONS
--------------------------------------------------------------------------------

(IN MILLIONS)                                     1996         1995         1994
--------------------------------------------------------------------------------
Listed and over-the-counter                     $2,039       $1,678       $1,437
Mutual funds                                     1,192          906          879
Other                                              555          542          555
                                                ------       ------       ------
TOTAL                                           $3,786       $3,126       $2,871
                                                ------       ------       ------
                                                ------       ------       ------
--------------------------------------------------------------------------------

Commissions revenues advanced 21% in 1996 to a record $3.8 billion due primarily to higher levels of listed and over-the-counter securities transactions and mutual fund commissions.

Commissions from listed and over-the-counter securities increased 21% from 1995 as a result of higher trading volumes on the New York Stock Exchange, Nasdaq, and most non-U.S. exchanges. Mutual fund commissions revenues rose 32% to a record $1.2 billion, primarily benefiting from strong sales of U.S. funds and higher distribution fees from deferred-charge funds.

Other commissions revenues rose 2% in 1996 largely due to increased sales of over-the-counter options and third party annuity contracts.

Commissions revenues in 1995 increased 9% over 1994 levels. Higher revenues from listed and over-the-counter securities and mutual fund sales were partially offset by lower revenues from commodities.

--------------------------------------------------------------------------------
INTEREST AND DIVIDENDS
--------------------------------------------------------------------------------

(IN MILLIONS)                                        1996        1995       1994
--------------------------------------------------------------------------------
INTEREST AND DIVIDEND REVENUES
Trading assets                                    $ 4,170     $ 3,832     $3,431
Securities borrowed                                 2,821       2,940      2,285
Resale agreements                                   2,977       2,810      1,807
Margin lending                                      1,542       1,394      1,018
Other                                               1,389       1,245      1,037
--------------------------------------------------------------------------------
Subtotal                                           12,899      12,221      9,578
--------------------------------------------------------------------------------
INTEREST EXPENSE
Borrowings                                          4,873       4,330      3,381
Repurchase agreements                               3,576       3,680      2,414
Trading liabilities                                 2,451       2,205      1,997
Other                                                 995       1,033        817
--------------------------------------------------------------------------------
Subtotal                                           11,895      11,248      8,609
--------------------------------------------------------------------------------
NET INTEREST AND DIVIDEND PROFIT                  $ 1,004     $   973     $  969
                                                  -------     -------     ------
                                                  -------     -------     ------
--------------------------------------------------------------------------------

Merrill Lynch hedges its long- and short-term payment obligations with interest rate and currency swaps. The effect of these hedges, which is included in "Borrowings" above, decreased interest expense for 1996, 1995, and 1994 by $64 million, $45 million, and $153 million, respectively (see Note 5 to the Consolidated Financial Statements).

Interest and dividend revenues and expenses are a function of the level and mix of interest-earning assets and interest-bearing liabilities and the prevailing level, term structure, and volatility of interest rates.

Net interest and dividend profit was up 3% from 1995 resulting from increases in interest spreads as the U.S. Treasury yield curve steepened for a portion of the year.

In 1995, interest and dividend profit was virtually unchanged from 1994 with increases in net interest-earning assets offset by declining interest spreads due to the flattening of the U.S. Treasury yield curve.

-----------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS
-----------------------------------------------------------------------------

The table that follows provides information on aggregate trading profits, including related net interest. Interest revenue and expense amounts are based on financial reporting categories and management's assessment of the cost to finance trading positions, after consideration of the underlying liquidity of these positions.

                                                                  NET
                                                 PRINCIPAL   INTEREST        NET
                                              TRANSACTIONS   REVENUES    TRADING
(IN MILLIONS)                                     REVENUES  (EXPENSES)  REVENUES
--------------------------------------------------------------------------------
1996
Equities and equity derivatives                   $1,138      $ (87)      $1,051
Taxable fixed-income                                 966        250        1,216
Interest rate and currency swaps                     893        (56)         837
Municipals                                           323         12          335
Foreign exchange and
 commodities                                         134        (16)         118
                                                  ------      -----       ------
TOTAL                                             $3,454      $ 103       $3,557
                                                  ------      -----       ------
                                                  ------      -----       ------
--------------------------------------------------------------------------------
1995
Equities and equity derivatives                   $  912      $ (89)      $  823
Taxable fixed-income                                 516        256          772
Interest rate and currency swaps                     732        (65)         667
Municipals                                           273          1          274
Foreign exchange and
 commodities                                          86         (9)          77
                                                  ------      -----       ------
TOTAL                                             $2,519      $  94       $2,613
                                                  ------      -----       ------
                                                  ------      -----       ------
--------------------------------------------------------------------------------
1994
Equities and equity derivatives                   $  625      $(106)      $  519
Taxable fixed-income                                 471        359          830
Interest rate and currency swaps                     750        (14)         736
Municipals                                           380          7          387
Foreign exchange and
 commodities                                         109         (8)         101
                                                  ------      -----       ------
TOTAL                                             $2,335      $ 238       $2,573
                                                  ------      -----       ------
                                                  ------      -----       ------
--------------------------------------------------------------------------------

Principal transactions revenues rose 37% from 1995 to a record $3.5 billion due to favorable market conditions highlighted by rising stock prices, low interest rates, and narrowing credit spreads. These conditions led to increased customer demand for higher-yielding securities.

Trading and related hedging and financing activities affect the recognition of both principal transactions revenues and net interest and dividend profit. In assessing the profitability of its trading activities, Merrill Lynch aggregates net interest and principal transactions revenues. For financial reporting purposes, however, realized and unrealized gains and losses on trading positions, including hedges, are recorded in principal transactions revenues. The net interest carry (i.e., the spread representing interest earned less financing costs) for trading positions, including hedges, is recorded either as principal transactions revenues or net interest profit, depending on the nature of the specific instruments. Changes in the composition of trading inventories and hedge positions can cause the recognition of revenues within these categories to fluctuate.

Equities and equity derivative trading revenues were up 25% from 1995 due principally to higher revenues from non-U.S. equities and over-the-counter securities. Non- U.S. equities trading revenues benefited primarily from improved market conditions and increased capacity related to the acquisition of Smith New Court in the second half of 1995. Trading revenues from over-the-counter securities were up as a result of record Nasdaq volume.

Taxable fixed-income trading revenues increased 87% from 1995, primarily due to higher revenues from mortgage-backed products, non-U.S. governments and agencies securities, and money market instruments. The increase in mortgage-backed securities trading revenues was attributable to improved liquidity in this market and increased customer demand compared with a year ago. Improved economies in many emerging market countries and low interest rates contributed to the increase in trading revenues from non-U.S. governments and agencies securities as customers sought higher-yielding securities. Trading revenues from money market instruments benefited from increased floating-rate note activity in European markets.

Interest rate and currency swaps trading revenues rose 22% due to higher revenues from both non-U.S. and U.S. dollar-denominated transactions. In particular, increased customer demand for higher-yielding instruments led to considerable growth in the trading activity of derivatives related to emerging market securities. Municipal securities trading revenues were up 19% from 1995 primarily due to increased investor demand for tax-advantaged products. Foreign exchange and commodities trading revenues, in the aggregate, increased 56% from 1995. Higher volume led to increased foreign exchange trading revenues as the U.S. dollar strengthened versus most currencies, particularly the Japanese yen and German mark.

In 1995, principal transactions revenues were up 8% from 1994. Higher stock prices and the acquisition of Smith New Court led to increases in equities and equity derivatives trading revenues (up 46%). Lower interest rates and tighter credit spreads in 1995 led to increased demand and higher inventory values for taxable fixed-income products (up 10%). Offsetting these increases were declines in trading revenues from municipal securities (down 28%), foreign exchange and commodities (down 22%), and interest rate and currency swaps (down 2%), due in part to reduced demand for these products.

--------------------------------------------------------------------------------
INVESTMENT BANKING
--------------------------------------------------------------------------------

(IN MILLIONS)                                     1996         1995         1994
--------------------------------------------------------------------------------
Underwriting revenues                           $1,514       $  964       $  989
Strategic services revenues                        431          344          251
                                                ------       ------       ------
TOTAL                                           $1,945       $1,308       $1,240
                                                ------       ------       ------
                                                ------       ------       ------
--------------------------------------------------------------------------------

Investment banking revenues advanced 49% in 1996 to a record $1.9 billion, benefiting from record levels of equity and debt underwriting and mergers and acquisitions activity industrywide. Merrill Lynch was the first investment bank to underwrite over 1,000 U.S. issues in a single year, retaining its position as top underwriter of total debt and equity securities for the ninth consecutive year in the U.S. and for the eighth consecutive year globally. Merrill Lynch's U.S. and global market shares of debt and equity underwriting volume in 1996 were 16.3% and 12.9%, respectively, compared with 17.8% and 13.7% in 1995, according to SDC. SDC statistics are based on full credit to book manager.

Strategic services revenues increased 25% from 1995 to a record $431 million, benefiting from strong mergers and acquisitions activity and significant gains in market share. Merrill Lynch's market share information regarding mergers and acquisitions activity for the last three years, according to SDC, is summarized as follows:
----------------------------------------------------------------------------
                                  1996             1995             1994
                            --------------   --------------   --------------
                            MARKET           MARKET           MARKET
                             SHARE    RANK    SHARE    RANK    SHARE    RANK
----------------------------------------------------------------------------
COMPLETED
 TRANSACTIONS
        U.S.                24.7%       2     9.0%       8    17.3%       4
        Global              16.3        3     6.4        9    12.1        5
ANNOUNCED
 TRANSACTIONS
        U.S.                27.9        1    17.7        4    13.3        3
        Global              18.6        2    11.3        4     9.8        4
---------------------------------------------------------------------------

SDC gives full credit to both target and acquiring companies' advisors based on transaction value.

Investment banking revenues increased 5% in 1995 from 1994, mainly due to a
37% increase in strategic services revenues resulting from stronger mergers and acquisitions activity. This increase was offset by a 3% decline in underwriting revenues due to decreases in equities, private placements, high-yield debt, and mortgage-backed securities underwritings, partially offset by increased revenues from corporate bonds and preferred stock and defined asset funds.
-------------------------------------------------------------------------------
ASSET MANAGEMENT AND PORTFOLIO SERVICE FEES
-------------------------------------------------------------------------------
(IN MILLIONS)                                   1996          1995          1994
--------------------------------------------------------------------------------
Asset management fees                         $  997        $  856        $  794
Portfolio service fees                           609           477           437
Account fees                                     373           338           323
Other fees                                       282           219           185
                                              ------        ------        ------
TOTAL                                         $2,261        $1,890        $1,739
                                              ------        ------        ------
                                              ------        ------        ------
--------------------------------------------------------------------------------

Revenues from asset management and portfolio service fees rose 20% in 1996 to a record $2.3 billion primarily due to strong client asset growth. Assets under management and total client assets for the last three years are summarized as follows:

--------------------------------------------------------------------------------
                                                                    1996 vs.
                                                               -------------
(IN BILLIONS)                          1996    1995    1994    1995     1994
--------------------------------------------------------------------------------
Assets in U.S.
 client accounts                      $ 792   $ 665   $ 537    19.1%    47.4%
Assets in non-U.S
 client accounts                         47      38      31    24.8     50.2
                                       ----    -----   ----
Total assets in
 client accounts                      $ 839   $ 703   $ 568    19.4     47.6
                                       ----    -----   ----
                                       ----    -----   ----
Assets under
 management:
  Money market                        $  90    $  82    $  67   9.4     34.3
  Equity                                 59       47       37  25.9     61.4
  Fixed-income                           43       41       36   6.0     21.2
  Private portfolio                      38       22       20  70.0     90.1
  Insurance                               4        4        4    --       --
                                     ------   ------   ------
Total assets under
  management                          $ 234    $ 196    $ 164  19.2     42.9
                                     ------   ------   ------
                                     ------   ------   ------

Merrill Lynch Consults
(Registered trademark)                $  21    $  17    $  14  22.4     44.4
Mutual Fund Advisor(Service mark)
        and Asset Power
        (Registered trademark)        $   9    $   6    $   3  50.0    191.9
-------------------------------------------------------------------------------

Asset management fees in 1996, which primarily include fees earned on mutual funds sponsored by Merrill Lynch, increased 16% due to strong inflows during the year and net asset appreciation. New money investments accounted for approximately 51% of the 1996 increase in client assets and approximately 61% of the increase in assets under management by Merrill Lynch Asset Management. In addition to new money investments, the fourth quarter acquisition of Hotchkis and Wiley, a Los Angeles-based asset management company, added approximately $10 billion of assets, principally in private portfolio funds.

Portfolio service fees increased 28% in 1996, benefiting from inflows of client assets. Increases in the number of accounts and asset levels led to higher fee revenues from asset-based fee products, primarily Merrill Lynch Consults, Asset Power, and Mutual Fund Advisor.

Account fees rose 10% principally due to an increase in the number of customer and custodial accounts. Other fee-based revenues were up 29%, due primarily to increased revenues from transfer agency and mortgage servicing activities.

In 1995, asset management and portfolio service fees increased 9% from 1994, due principally to growth in equity and money market funds and higher revenues from Asset Power and Mutual Fund Advisor.

--------------------------------------------------------------------------------
OTHER REVENUES
--------------------------------------------------------------------------------

Other revenues were $666 million in 1996, up $217 million (48%) from 1995. Other revenues include investment gains and losses, partnership distributions, and fees from transaction processing and proxy activities. The increase in 1996 was primarily attributable to incremental realized investment gains of $171 million, of which $155 million related to the sale of one-third of Merrill Lynch's minority interest in Bloomberg L.P., and a $40 million increase in gains from real estate transactions, primarily sales of mortgages to Real Estate Mortgage Investment Conduits.

In 1995, other revenues decreased 5% to $449 million. A decrease in net investment gains related to merchant banking activities was partially offset by distributions from partnership investments and revenues generated from transaction processing and other activities.

--------------------------------------------------------------------------------
NON-INTEREST EXPENSES
--------------------------------------------------------------------------------
(IN MILLIONS)                                      1996        1995        1994
--------------------------------------------------------------------------------
Compensation and benefits                       $ 6,704      $5,270      $4,952
                                                -------      ------      ------
Non-interest expenses, excluding
 compensation and benefits:
  Communications and
    equipment rental                                559         487         432
  Occupancy                                         508         449         436
  Depreciation and amortization                     411         367         325
  Professional fees                                 582         425         367
  Advertising and market
    development                                     514         398         375
  Brokerage, clearing, and
    exchange fees                                   413         361         338
  Other                                             859         697         670
                                                 ------      ------      ------
Total non-interest expenses,
  excluding compensation
  and benefits                                    3,846       3,184       2,943
                                                -------      ------      ------
Total non-interest expenses                     $10,550      $8,454      $7,895
                                                -------      ------      ------
                                                -------      ------      ------
Compensation and benefits
 as a percentage of net revenues                   51.1%       51.3%       51.5%
Compensation and benefits as a
 percentage of pretax earnings
 before compensation and benefits                  72.3%       74.4%       74.1%
--------------------------------------------------------------------------------

Non-interest expenses were up 25% over the prior year. A significant component of this increase related to ongoing strategic investments to upgrade technology and processing capabilities - particularly the Merrill Lynch Trusted Global Advisor(Service Mark) initiative, a new technology platform designed to enable Financial Consultants to provide enhanced services to clients.

The largest expense category, compensation and benefits, increased 27% from 1995 due to higher incentive and production-related compensation and an 8% increase in the number of full-time employees. Incentive compensation rose as a result of Merrill Lynch's increased profitability and return on average common stockholders' equity, while production-related compensation was up due to higher business activity.

Full-time employees totaled 49,800 at year-end 1996, compared with 46,000 a year ago. Selective hirings, which consisted primarily of revenue producers and sales assistants in Private Client and non-U.S. business areas, were responsible for approximately 70% of the increase. The remainder of the increase resulted from business acquisitions and additional technology support personnel. As a result, the ratio of support employees and sales assistants to producers increased from
1.43 to 1 in 1995 to 1.50 to 1 in 1996.

Communications and equipment rental expense was up 15% from 1995 due to increased computer maintenance costs related to systems initiatives, as well as higher levels of business activity. Depreciation and amortization expense rose 12% from 1995 primarily as a result of purchases of technology-related equipment during the past year. Higher systems development and management consulting costs led to a 37% increase in professional fees.

Occupancy costs rose $59 million (13%) primarily as a result of a nonrecurring pretax charge of $40 million. This charge related to the rejection in bankruptcy of the long-term sublease agreement with Olympia & York for space in the World Financial Center South Tower, which led to a difference between expected rents from subleases and Merrill Lynch's lease obligation for the space.

Advertising and market development expense rose 29% due to increased international travel and higher production-related recognition programs. Brokerage, clearing, and exchange fees were up 15% as a result of higher securities volume, particularly in non-U.S. markets. Other expenses were up 23% from 1995, due in part to provisions related to various business activities and goodwill amortization.

In 1995, non-interest expenses increased 7% to $8.5 billion. Higher production-related and incentive compensation and 5% growth in the number of full-time employees, led to a 6% increase in compensation and benefits expense. Communications and equipment rental expense was up 13% due to heightened levels of business activity and expanded use of market data services. Occupancy costs increased 3% due to international growth and the addition of Smith New Court facilities. Depreciation and amortization expense rose 13% due primarily to purchases of technology-related equipment. Professional fees increased 16% as a result of higher legal fees and systems development costs. Brokerage, clearing, and exchange fees were up 7% due to increased trading volume, particularly in non-U.S. equity markets. Other expenses rose 4%, resulting from a first quarter charge for the write-off of assets related to a technology contract and goodwill amortization related to the Smith New Court acquisition.

The following graph illustrates fee-based revenues as a percentage of fixed and semi-fixed expenses.

Graph Titled "FEE-BASED REVENUES AS A PERCENTAGE OF FIXED AND SEMI-FIXED
EXPENSES"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s fee-based revenues as a percentage of fixed and semi-fixed expenses. The graph is presented in millions with fixed and semi-fixed expenses of $3,656, $4,085, $4,255, $4,664, and $5,440 for the years 1992 through 1996, respectively. Fee-based revenues as a percentage of fixed and semi-fixed expenses are expressed as points on the bars and were 55%, 59%, 67%, 65%, and 65% for the years 1992 through 1996, respectively. Fee-based revenues principally include asset management and portfolio service fees and net margin interest.

--------------------------------------------------------------------------------
INCOME TAXES
--------------------------------------------------------------------------------

Merrill Lynch's 1996 income tax provision of $947 million represented a 36.9% effective tax rate. In 1995 and 1994, income tax provisions were $697 million and $713 million, respectively, resulting in effective tax rates of 38.5% in 1995 and 41.2% in 1994. The effective tax rate decreased in 1996 due in part to tax benefits associated with non-U.S. operations.

Deferred tax assets are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Merrill Lynch assessed its ability to realize deferred tax assets primarily on a strong earnings history and the absence of negative evidence as discussed in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." During the last 10 years, average pretax earnings were $1.2 billion per year. Accordingly, it is more likely than not that the deferred tax assets will be realized.

--------------------------------------------------------------------------------
GLOBAL OPERATIONS
--------------------------------------------------------------------------------

Merrill Lynch's non-U.S. operations are organized into three geographic regions:
Europe, Africa, and the Middle East; Asia and Australia; and the Americas, excluding the U.S. In 1996, Merrill Lynch continued to strategically expand its non-U.S. operations. This expansion coupled with previous acquisitions enabled Merrill Lynch to continue to benefit from the globalization of financial markets, the increase in cross-border transactions, and client demand for global investments.

In 1996, Merrill Lynch's non-U.S. businesses were influenced by many of the same market conditions that positively impacted U.S. operating results, including rising stock prices, relatively low interest rates, and narrowing credit spreads, which led to increased demand for higher-yielding securities. The combination of these favorable market conditions, synergies from acquisitions, and expanded global presence resulted in increases from 1995 levels in total revenues, net revenues, and earnings before income taxes in each geographic region.

--------------------------------------------------------------------------------
EUROPE, AFRICA, AND THE MIDDLE EAST
--------------------------------------------------------------------------------

(IN MILLIONS)                                 1996           1995           1994
--------------------------------------------------------------------------------
Total revenues                             $ 5,336        $ 3,981        $ 3,464
Net revenues                               $ 1,837        $ 1,319        $ 1,134
Earnings before income taxes               $   387        $   155        $   176
Total assets                               $75,901        $56,948        $44,297
Total full-time employees                    4,600          4,100          2,850
--------------------------------------------------------------------------------

Merrill Lynch operates in Europe, Africa, and the Middle East as a dealer in a full range of debt and equity products and also provides investment banking, private banking, and research services.

Merrill Lynch continued its commitment to expand its presence in Europe, Africa, and the Middle East through the 1996 acquisition of the business of FG Inversiones Bursatiles, the largest independent Spanish broker-dealer, and its agreement to purchase the business of Carnegie Italia, a Milan-based equity research and sales team. In addition, the integration of Smith New Court, which was acquired in the second half of 1995, led to significant expansion of global equity trading and research capabilities during 1996. These factors contributed to record results for the region.

In 1996, total and net revenues for the region increased 34% and 39% from 1995, respectively, while earnings before income taxes more than doubled from 1995. The increases were primarily due to higher trading, underwriting, and commissions revenues. Trading revenues rose due to higher revenues from equities, foreign exchange, and emerging market trading activities. Equities trading revenues were up due to improved market conditions and increased capacity related to the acquisition of Smith New Court. Investment banking revenues increased in the region as Merrill Lynch retained the leading position in underwriting new bond issues. Merrill Lynch was also a leader in underwriting new equity issues and in providing mergers and acquisitions advisory services to clients across the region. In addition, the region benefited from strong commission revenues, particularly sales of mutual funds, and higher fees from private banking products.

The increase in earnings before income taxes from 1995 resulted from both higher revenues and strong cost control measures across the region. Compensation and benefits costs rose due to increased headcount and improved regional profitability. Occupancy costs were up due to the new and expanded facilities in the region.

In 1995, total and net revenues for Europe, Africa, and the Middle East increased 15% and 16% from 1994, respectively. The region's earnings before income taxes decreased 12%. Trading results for the region improved from 1994 due in part to higher equity trading revenues resulting from strong European equity market activity and the Smith New Court acquisition. Earnings before income taxes decreased due to higher trading-related costs, compensation and benefits expenses, and start-up costs resulting from ongoing expansion.

--------------------------------------------------------------------------------
ASIA AND AUSTRALIA
--------------------------------------------------------------------------------

(IN MILLIONS)                                 1996           1995           1994
--------------------------------------------------------------------------------
Total revenues                             $ 1,539        $ 1,232        $   963
Net revenues                               $   984        $   701        $   554
Earnings before income taxes               $   199        $    81        $    75
Total assets                               $17,905        $16,914        $11,389
Total full-time employees                    2,075          1,775          1,400
--------------------------------------------------------------------------------

Merrill Lynch serves a broad retail and institutional client base throughout the Asia and Australia region. In Japan and China, the focus is principally on institutional business opportunities, while in other locations, such as Australia, Hong Kong, Korea, Singapore, and Taiwan, both retail and institutional activities are conducted. Merrill Lynch has securities and futures exchange memberships in the major regional financial centers and has increased its trading and product capacity in Australia, Hong Kong, Singapore, and Tokyo. In 1996, "Euromoney" named Merrill Lynch Foreign Securities Firm of the Year in Japan. In December 1996, Merrill Lynch acquired McIntosh Securities Limited, one of the largest securities brokerage firms in Australia with approximately 500 employees (not included in the table above). Additionally, Merrill Lynch continued to make strategic investments in the region by entering into joint ventures.

Total and net revenues in Asia and Australia were up 25% and 40% from 1995, respectively. In Japan, trading revenues for local products were negatively impacted by difficult financial market conditions, mostly offset by increased sales of cross-border products. Results in the rest of the region, particularly Hong Kong, benefited from increased investment banking and trading revenues. Investment banking revenues were up from the prior year due to higher equity underwriting activity, while the integration of Smith New Court added significantly to equity trading activities. Increased commissions on regional equities and mutual funds also contributed to higher revenues.

Earnings before income taxes more than doubled in 1996. Variable costs, such as incentive and production-related compensation, increased with higher revenues; however, fixed costs remained relatively constant with 1995 levels.

Total and net revenues in Asia and Australia in 1995 were up 28% and 27% from 1994, respectively. Earnings before income taxes rose 8% from 1994. An improved bond market led to increased trading revenues from Japanese Government bonds and other fixed-income securities. In addition, equity trading increased as a result of improved corporate earnings and more favorable market conditions.

--------------------------------------------------------------------------------
AMERICAS
--------------------------------------------------------------------------------

(IN MILLIONS)                                   1996          1995          1994
--------------------------------------------------------------------------------
Total revenues                                $  826        $  704        $  617
Net revenues                                  $  472        $  347        $  333
Earnings before income taxes                  $  139        $  127        $  137
Total assets                                  $5,205        $4,997        $4,216
Total full-time employees                        925           875           800
--------------------------------------------------------------------------------

In Latin America, Merrill Lynch provides varied brokerage and investment services. Included in the Latin America region are certain U.S. offices that primarily serve Latin American clients. The economic environment in this region improved in 1996 as inflation steadily declined and equity indices increased significantly. Merrill Lynch also continued its commitment to expand its business in Latin America by initiating an equity trading presence in Argentina. In Canada, Merrill Lynch provides investment banking and fixed-income sales and trading services.

Total and net revenues for the Americas increased 17% and 36% from 1995, respectively. Trading and underwriting activities in Latin America were up from 1995 levels due to the stronger economic environment, increased investor demand for higher-yielding securities, and rising bond prices. In addition, Latin American results benefited from increased commissions due to higher mutual fund sales and trading volume for equity and fixed-income products. Canadian results increased due to higher trading revenues resulting from the favorable interest-rate environment, and strong cross-border revenues for debt and equity underwriting.

Earnings before income taxes rose 9%. Higher regional trading, sales, and underwriting activities led to increases in variable expenses, such as compensation costs and brokerage, clearing, and exchange fees. Higher compensation and infrastructure costs also resulted from the additional commitment of resources to the region in 1996.

Total and net revenues in the Americas in 1995 increased 14% and 4% from 1994, respectively, while earnings before income taxes decreased 7% from 1994. Increased revenues from high-yield financing and advisory activity, mergers and acquisitions, global bond issuances, and fixed-income sales to private banking clients were partially offset by reduced investment banking activity due to market and political uncertainty. The reduction in earnings before income taxes resulted from higher compensation and benefits expenses and initial start-up costs, both associated with the growth in the region.

--------------------------------------------------------------------------------
BALANCE SHEET
--------------------------------------------------------------------------------

Securities trading, derivatives dealing, and related activities result in trading asset/liability, repurchase/resale, securities borrowed/loaned, and certain receivable/payable balances. As presented below, these trading-related balances accounted for approximately 88% of assets and 64% of liabilities at December 27, 1996.

Presented are two pie charts showing Merrill Lynch & Co., Inc.'s trading-related balances as percentages of assets and liabilities. At December 27, 1996, 88% of assets (consisting of trading assets, resale agreements, securities borrowed, and receivables which were 36%, 27%, 12%, and 13% of assets, respectively) and 64% of liabilities (consisting of trading liabilities, repurchase agreements, securities loaned, and payables which were 21%, 30%, 2%, and 11% of liabilities, respectively) were considered trading-related. Non-trading-related assets and liabilities at December 27, 1996 were 12% and 36%, respectively.

Although the trading-related balances represent a significant portion of the balance sheet, these amounts do not necessarily convey the risks assumed or mitigated by Merrill Lynch. Hedging strategies and compliance with collateral maintenance policies, as further discussed, are used to mitigate exposures.

--------------------------------------------------------------------------------
TRADING ASSETS AND LIABILITIES

Trading assets and liabilities principally represent securities purchased ("long" positions) and securities sold but not yet purchased ("short" positions), respectively. Trading assets and liabilities also include receivables and payables, respectively, that represent the fair value of derivatives (see Note 1 to the Consolidated Financial Statements).

Merrill Lynch acts as a market maker in many securities, maintaining a significant amount of trading inventory to facilitate customer transaction flow. To a lesser degree, Merrill Lynch also maintains proprietary trading inventory in seeking to profit from existing or projected market opportunities.

Traders use hedging techniques to manage trading inventory market risks (see
Note 3 to the Consolidated Financial Statements). A significant portion of trading assets and liabilities, including derivatives, represents hedges of other trading positions. Many short U.S. Government securities and futures positions, for example, hedge various interest-sensitive trading assets. Hedging techniques at the trading unit level are supplemented by corporate risk management policies and procedures (see "Risk Management" section).

The effectiveness of hedging techniques and corporate risk management policies and procedures is illustrated by analyzing actual net trading-related revenues over time. The nature of Merrill Lynch's trading-related activities, which are principally client order flow-driven, combined with its risk management strategies, help reduce volatility in earnings. A distribution of weekly net trading-related revenues (which include principal transactions revenues, net interest, and selling concessions) by product for the last four years is presented in the graph below.

Graph Titled "DISTRIBUTION OF WEEKLY NET REVENUES BY PRODUCT"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s distribution of weekly net revenues by product for the last four years. The graph illustrates the percentage of weeks that net trading-related revenues (which include principal transactions revenues, net interest, and selling concessions) fell within the specified dollar ranges (in millions) for each product presented below.


                                    $(10)-0     $0-20     $20-40       $40-60      Over $60

Taxable Fixed-Income                   1%        14%        61%         19%          5%
Municipals                             2         98          -           -           -
Interest Rate & Currency Swaps         3         87         10           -           -
Foreign Exchange & Commodities        11         89          -           -           -
Equities & Equity Derivatives          -          3         50          41           6


--------------------------------------------------------------------------------
REPURCHASE/RESALE AGREEMENTS AND SECURITIES LOANED/BORROWED TRANSACTIONS

Repurchase agreements and securities loaned transactions are used to fund a significant portion of trading assets. Likewise, Merrill Lynch uses resale agreements or securities borrowed transactions to obtain the securities needed for delivery on short positions. "Matched-book" repurchase and resale agreements or securities borrowed and loaned transactions use the same underlying securities, with different counterparties, to generate a spread between the interest revenue on the resale agreements or securities borrowed transactions and the interest expense on the repurchase agreements or securities loaned transactions. Exposures on these transactions are limited by their typically short-term nature and collateral maintenance policies (see "Collateral" section). The following graph illustrates the balances related to these activities at December 27, 1996.

Graph Titled "REPURCHASE/RESALE AGREEMENTS AND SECURITIES LOANED/BORROWED TRANSACTIONS"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s repurchase/resale agreements and securities loaned/borrowed balances separated between matched-book and other activity. The graph is presented in millions with resale agreements, repurchase agreements, securities borrowed, and securities loaned balances of $58,402, $62,669, $24,692, and $2,751, respectively, at December 27, 1996. Matched-book activity represented 74%, 68%, 10% and 91% of resale agreements, repurchase agreements, securities borrowed, and securities loaned balances at year end, respectively.

--------------------------------------------------------------------------------
TRADING-RELATED RECEIVABLES AND PAYABLES

Securities trading transactions may result in various customer or broker-dealer balances. Broker-dealer balances may result from recording trading inventory on a trade date basis. Certain receivable and payable balances also arise when customers or broker-dealers fail to pay for securities purchased or fail to deliver securities sold, respectively. These receivables are generally fully collateralized by the securities that the customer or broker-dealer purchased but did not receive. Customer receivables also include margin loans collateralized by customer-owned securities held by Merrill Lynch. Collateral policies significantly limit Merrill Lynch's credit exposure to customers and broker-dealers. Merrill Lynch, in accordance with regulatory requirements, will sell securities that have not been paid for, or purchase securities sold but not delivered, after a relatively short period of time, or will require additional margin collateral as necessary. These measures reduce market risk exposure related to these balances.

Interest receivable and payable balances related to trading inventory are principally short-term in nature. Interest balances for repurchase and resale agreements, securities borrowed and loaned transactions, and customer margin loans are generally considered when determining the collateral requirements related to these transactions.

--------------------------------------------------------------------------------
COLLATERAL

The table below presents reported assets at December 27, 1996 and the related collateral maintained to reduce default risk exposure.

-------------------------------------------------------------------------------
                                                        BALANCE      COLLATERAL
(IN MILLIONS)                                             SHEET      MAINTAINED
--------------------------------------------------------------------------------
Cash and cash equivalents                              $  3,375       $     --
Cash and securities segregated for
 regulatory purposes or deposited
 With clearing organizations                              5,628             --
Marketable investment securities                          2,180             --
Trading assets, at fair value(a)                         75,524          3,213
Resale agreements(b)                                     58,402         60,213
Securities borrowed(b)                                   24,692         24,167
Receivables (net)(c)                                     29,794         22,288
Investments of insurance
  subsidiaries                                            5,107             --
Loans, notes, and mortgages (net)(d)                      3,334          4,308
Other investments                                         1,125             --
Property, leasehold improvements,
  and equipment (net)                                     1,670             --
Other assets                                              2,185             --
                                                       --------       --------
Total Assets                                           $213,016       $114,189
                                                       --------       --------
                                                       --------       --------


(a) Various techniques reduce credit risk on trading assets, including maintaining collateral on derivative contract receivables.
(b) The risk of default on receivables under resale agreements and securities borrowed arrangements is substantially eliminated by maintaining related securities with fair values in accordance with specific collateral guidelines.
(c) To the extent possible, collateral is taken to secure receivables. For instance, Merrill Lynch maintains collateral substantially in excess of customer margin loan receivables, and broker-dealer receivables are substantially collateralized by the related securities.
(d) Merrill Lynch generally maintains collateral on these extensions of credit in the form of liens on real estate, perfected security interests in other assets of the borrower, and guarantees.

     Besides requiring collateral, Merrill Lynch's Corporate Credit group uses other techniques to manage credit risk (see "Risk Management" section).

--------------------------------------------------------------------------------
AVERAGE ASSETS AND LIABILITIES

Merrill Lynch monitors changes in its balance sheet using average daily balances which are determined on a settlement date basis and reported for management information purposes. Financial statement balances are recorded on a trade date basis as required under generally accepted accounting principles. The following discussion compares changes in settlement date average daily balances. These changes were consistent with the growth in the year-end financial statement balances.

In 1996, average daily assets were $216 billion, up 13% from $191 billion in 1995. Average daily liabilities in 1996 rose 14% to $209 billion from $185 billion in 1995.

The major components in the growth of average assets and liabilities are summarized as follows:
--------------------------------------------------------------------------------
                                                          INCREASE
                                                        IN AVERAGE       PERCENT
(IN MILLIONS)                                               ASSETS      INCREASE
--------------------------------------------------------------------------------
Resale agreements and
 securities borrowed                                       $10,402         12%
Trading assets                                               9,390         15
Customer receivables                                         2,494         13
--------------------------------------------------------------------------------
                                                          INCREASE
                                                        IN AVERAGE       PERCENT
                                                       LIABILITIES      INCREASE
--------------------------------------------------------------------------------
Repurchase agreements and
 securities loaned                                          $7,737         10%
Long-term borrowings                                         6,702         42
Commercial paper and other
 short-term borrowings                                       5,201         20
Trading liabilities                                          4,306         29
--------------------------------------------------------------------------------

During 1996, trading assets and liabilities (which include on-balance-sheet hedges used to manage trading risks) and customer receivables rose as trading activity increased to meet higher customer demand. Customer receivables were also up as a result of higher secured lending in the form of margin and other collateralized loans.

Repurchase agreements and securities loaned transactions and resale agreements and securities borrowed transactions rose to meet higher funding requirements for increased trading activity. In addition, these transactions increased as a result of expanded matched-book activity, primarily involving governments and agencies securities.

Assets are funded through diversified sources which include repurchase agreements, commercial paper and other unsecured short-term borrowings, long-term borrowings, and equity. In addition to the increases in repurchase agreements and securities loaned transactions, the growth in average assets was also funded by higher long-term borrowings, particularly medium-term notes, and commercial paper.

--------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

Stockholders' equity at December 27, 1996 increased 12% to $6.9 billion from $6.1 billion at year-end 1995. The 1996 increase resulted from net earnings, partially offset by common share repurchases and dividends. In 1996, Merrill Lynch repurchased 18.6 million common shares at an average price of $62.60 per share for employee benefit plans and general corporate purposes.

At December 27, 1996, total common shares outstanding, excluding the unallocated Employee Stock Ownership Plan ("ESOP") reversion shares of 1.5 million, were
164.1 million, 4% lower than the 171.4 million shares (excluding unallocated ESOP reversion shares of 4.0 million) outstanding at December 29, 1995. The decrease was principally attributable to common share repurchases, partially offset by employee stock grants and option exercises.

Subsequent to year-end, the parent company implemented a plan to redeem all of the outstanding Remarketed Preferred(Service mark) Stock, Series C ("RP Stock"). Redemptions of RP Stock commenced on January 22, 1997 and are expected to be completed by March 4, 1997. As of February 19, 1997, $155 million of RP Stock, representing 1,548 shares, had been redeemed.

--------------------------------------------------------------------------------
LIQUIDITY AND LIABILITY MANAGEMENT
--------------------------------------------------------------------------------

The primary objective of Merrill Lynch's funding policies is to assure liquidity at all times. Merrill Lynch's liquidity management strategy has three key components: (i) to maintain alternative funding sources such that all debt obligations maturing within one year can be funded when due without issuing new unsecured debt or liquidating any business assets; (ii) to concentrate unsecured, general purpose borrowings at the parent company level; and (iii) to expand and diversify Merrill Lynch's funding programs.

Merrill Lynch's primary alternative funding sources to unsecured borrowings are repurchase agreements and secured bank loans, which require pledging unhypothecated marketable securities. Other funding sources include liquidating cash equivalents; securitizing loan assets; and drawing on committed, unsecured credit facilities ("Credit Facilities") provided by banks, which at December 27, 1996, totaled $6.2 billion and were not drawn upon. Merrill Lynch regularly reviews the level and mix of its assets and liabilities to assess its ability to conduct core business activities without issuing new unsecured debt or drawing upon the Credit Facilities. The mix of assets and liabilities provides flexibility in managing liquidity since a significant portion of assets turn over frequently and are typically match-funded with liabilities having similar maturities and cash flow characteristics. At December 27, 1996, substantially all of Merrill Lynch's assets were considered readily marketable by management.

Merrill Lynch concentrates its unsecured, general purpose borrowings at the parent company level, except where tax regulations, time zone differences, or other business considerations make this impractical. The benefits of this strategy are reduced financing costs; simplicity, control, and wider name recognition by creditors of Merrill Lynch; and enhanced flexibility to meet fluctuating funding requirements across subsidiaries.

Finally, Merrill Lynch strives to expand and diversify its funding programs and investor and creditor base. Merrill Lynch benefits by distributing its debt through its own sales force to a large, diversified customer base. Additionally, Merrill Lynch maintains strict concentration standards for short-term borrowings, including limits for any single investor.

Commercial paper is the major source of short-term general purpose funding. Commercial paper outstanding totaled $23.6 billion at December 27, 1996 and $17.0 billion at December 29, 1995, which represented 11% and 10% of total assets at year-end 1996 and 1995, respectively.

Outstanding long-term debt at December 27, 1996 increased to $26.1 billion from $17.3 billion at December 29, 1995. Long-term debt issuance of $15.0 billion in 1996 exceeded 1995 issuance of $9.6 billion as financing activity expanded in both U.S. and non-U.S. markets. During 1996, maturities and repurchases of long-term debt were $6.1 billion, while subsidiaries purchased and sold $1.4 billion of the parent company's long-term debt securities. At December 27, 1996, $20.1 billion of long-term debt had maturities beyond one year. The average maturity of outstanding long-term debt was 3.5 years at both year-end 1996 and 1995, when measured to maturity, and 3.2 years and 3.1 years, respectively, when measured to the earlier of the call or put date.

Merrill Lynch's senior long-term debt and preferred stock were upgraded by several credit rating agencies during 1996, and were rated by recognized credit rating agencies at December 27, 1996 as follows:

--------------------------------------------------------------------------------
                                                 SENIOR             PREFERRED
                                                   DEBT                 STOCK
RATING AGENCY                                    RATING                RATING
--------------------------------------------------------------------------------
Duff & Phelps Credit Rating Co.                      AA                     AA-
Fitch Investors Service, L.P.                        AA                     AA-
IBCA Inc.                                            AA-             Not Rated
The Japan Bond Research Institute                    AA              Not Rated
Moody's Investors Service, Inc.                     Aa3                    aa3
Standard & Poor's                                    AA-                     A
Thomson BankWatch, Inc.                              AA+             Not Rated
--------------------------------------------------------------------------------

Approximately $53.0 billion of indebtedness at December 27, 1996 is considered senior indebtedness as defined under various indentures.

As part of Merrill Lynch's overall liquidity management strategy, its insurance subsidiaries regularly review the funding requirements of their contractual obligations for in-force, fixed-rate life insurance and annuity contracts and expected future acquisition and maintenance expenses for all contracts. Insurance subsidiaries market primarily variable life insurance and variable annuity products. These products are not subject to the interest rate, asset/liability matching, and credit risks attributable to fixed-rate products, thereby reducing the risk profile and liquidity demands on the insurance subsidiaries. At December 27, 1996, approximately 85% of invested assets of insurance subsidiaries were considered liquid by management.

--------------------------------------------------------------------------------
CAPITAL RESOURCES AND CAPITAL ADEQUACY
--------------------------------------------------------------------------------

Merrill Lynch remains one of the most highly capitalized U.S. institutions in the global financial services business, with $6.3 billion in common equity and $619 million in preferred stock at December 27, 1996 (see "Stockholders' Equity" in the "Balance Sheet" section). In December 1996, a subsidiary of Merrill Lynch issued $275 million of perpetual Trust Originated Preferred Securities(Service mark) ("TOPrS"). These subsidiary-issued preferred securities, in addition to $52 million of preferred securities outstanding in other subsidiaries, further strengthen Merrill Lynch's equity capital base. Subsequent to year end, a Merrill Lynch subsidiary issued an additional $300 million of TOPrS.

Merrill Lynch's leverage ratios were as follows:

                                                                       ADJUSTED
                                                       LEVERAGE        LEVERAGE
                                                       RATIO(1)        RATIO(2)
--------------------------------------------------------------------------------
YEAR END
  December 27, 1996                                     29.5x           18.0x
  December 29, 1995                                     28.6x           18.1x
AVERAGE FOR YEAR ENDED(3)
  December 27, 1996                                     33.5x           19.9x
  December 29, 1995                                     32.4x           19.3x
--------------------------------------------------------------------------------

(1) Total assets to total stockholders' equity and preferred securities issued by subsidiaries.
(2) Total assets less resale agreements and securities borrowed to total stockholders' equity and preferred securities issued by subsidiaries.
(3)  Computed using month-end balances.

Overall capital needs are continually reviewed to ensure that Merrill Lynch's capital base can support the estimated risks of its businesses as well as the regulatory and legal capital requirements of its subsidiaries. Statistically based product risk models are used to estimate potential losses arising from market and credit risks. These dynamic models incorporate changes in business risk into Merrill Lynch's equity requirements. Based upon these analyses and other criteria, management believes that Merrill Lynch's equity base is adequate.

Merrill Lynch operates in many regulated businesses that require various minimum levels of capital (see Note 11 to the Consolidated Financial Statements). Merrill Lynch's broker-dealer, banking, insurance, and futures commission merchant activities are subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels, making affiliated investments, and entering into management and service agreements with affiliated companies.

--------------------------------------------------------------------------------
RISK MANAGEMENT
--------------------------------------------------------------------------------

Merrill Lynch's operating activities expose it to many risks that are continually monitored, evaluated, and managed. Proper management of these risks helps reduce the likelihood of earnings volatility. Trading units typically hedge risks arising either from individual transactions or portfolios of similar transactions to manage risk at the legal entity level. Hedging techniques will vary based on many factors, including the nature and extent of the risks involved.

To supplement risk management at the trading unit level, Merrill Lynch has developed corporate governance policies and procedures that require specific areas and units to assist in the identification, assessment, and control of these risks. These policies and procedures are performed by many units, including the Global Risk Management Group ("Risk Management"), the Credit Division ("Corporate Credit"), and other control units, including Finance, Audit, Operations, and Law and Compliance ("Control Units"). In addition to independent risk management responsibilities, senior management from Risk Management, Corporate Credit, and the Control Units take an active role in the oversight of the risk management process through the Risk Control and Reserve Committees.

The Risk Control Committee and Risk Management provide general risk oversight for all institutional trading activities. The Risk Control Committee reports periodically to the Audit and Finance Committee of the Board of Directors and is independent of Merrill Lynch's trading units. The Risk Control Committee's activities are designed to ensure compliance with Merrill Lynch's commitment under the Derivatives Policy Group's Framework for Voluntary Oversight.

The Reserve Committee monitors valuation and certain other risks associated with assets and liabilities. Merrill Lynch establishes reserves in the Consolidated Balance Sheets for existing conditions, events, or circumstances that may reduce the carrying value of an asset or incur a liability. The Reserve Committee, chaired by the Chief Financial Officer, reviews and approves firmwide reserve levels, as well as changes in reserve methodologies. The Reserve Committee meets monthly to review current market conditions and acts on specific issues. Merrill Lynch's reserves take into account management's judgment and are generally based on (i) identification of risks and exposures, (ii) formulas, and (iii) aging, concentration, and liquidity analyses.

The following discussions of "Market Risk", "Credit Risk", and "Other Risks" highlight the corporate policies and procedures for risk identification, assessment, and control. Further discussion of market and credit risk is contained in Note 3 to the Consolidated Financial Statements.

--------------------------------------------------------------------------------
MARKET RISK

Market risk is the potential change in a financial instrument's value caused by fluctuations in interest and currency exchange rates, equity and commodity prices, and credit spreads. Over the last several years, measuring market risk with mathematical models has become the focal point of many risk management efforts worldwide, with the term "risk management" becoming almost synonymous with "risk measurement."

Merrill Lynch believes that the use of mathematical risk models alone may provide a greater sense of security than warranted and therefore reliance on these models should be limited. In fact, because of the inability of mathematical risk models to quantify large-scale potential financial events with any precision, Merrill Lynch only employs these models to supplement other risk management efforts.

In general, Merrill Lynch believes that the primary risk of a product is not in the product itself, but in the way in which the product is managed. Breaches of discipline or lapses in supervision can result in losses irrespective of the products involved or the mathematical models used.

Nearly ten years ago, Merrill Lynch implemented a firmwide risk process based on the belief that there is more to risk management than identifying and measuring risk. The process itself has been strengthened by experience, but the underlying philosophy is essentially unchanged. This philosophy is based on the following six principles:

o The most important tools in any risk process are experience, judgment, and constant communication with risk-takers.

o Vigilance, discipline, and an awareness of risk must be continuously emphasized throughout the firm.

o Management must provide a clear and simple statement as to what can and cannot be done in committing capital.

o Risk Management must consider the unexpected, to probe for potential problems, to test for weaknesses, and to help identify potential for loss.

o The process must be flexible, to permit adaptation to changing environments, including the evolving goals of Merrill Lynch itself.

o The key objective must be to minimize the possibility of incurring unacceptable loss. Such losses usually arise from unexpected events that most statistical and model-based risk methodologies cannot predict.

--------------------------------------------------------------------------------
RISK MANAGEMENT PROCESS

In keeping with these principles, Merrill Lynch's risk management process relies on three key elements: (i) communication, (ii) controls and guidelines, and
(iii) risk technology.

Risk Management is organized along geographic and product lines to ensure direct, frequent communication with specific trading areas. In addition, Risk Management performs regular, formal risk reviews with senior trading managers.

Risk Management has established certain controls and guidelines to supplement hedging techniques at the trading unit level (see "Trading Assets and Liabilities" in the "Balance Sheet" section for further information on these techniques). Risk Management sets and monitors trading limits, which may not be exceeded without prior approval. In addition, Risk Management and representatives from other Control Units approve new types of transactions as part of the new product review process. The commitment process subjects certain commitments, including equity, high-yield, and emerging market securities underwritings; real estate financings; and bridge loans, to prior approval from Risk Management and other Control Units. Risk Management also has the authority to require reductions in specific trading desk exposures or to veto proposed transactions.

Risk Management uses several risk technology tools, including a risk inventory database, a trading limit monitoring system, trading systems access, and stress scenarios. The risk inventory database provides a daily consolidation of securities inventory exposure by product, credit rating, country, etc., along with concentrations of exposure. The trading limit monitoring system enables Risk Management to review compliance with established limits. Access to trading systems allows Risk Management to monitor positions and perform computerized analytics.

Stress scenarios estimate gains or losses under both moderate and severe market movements. Each scenario considers a specific change in key risk factors, such as interest and currency exchange rates, equity and commodity prices, credit spreads, and volatilities, holding all other variables constant. Based on these scenarios, market risks can be monitored firmwide and portfolios rebalanced, as necessary.

--------------------------------------------------------------------------------
CREDIT RISK

Credit risk represents the amount of loss that Merrill Lynch would incur if a counterparty or client failed to perform its contractual obligations. Policies and procedures have been established with the objective of protecting against such losses, which include reviewing and establishing limits for credit exposures, limiting transactions with specific counterparties or clients, obtaining rights to collect collateral or terminate transactions in the event of a credit downgrade, maintaining collateral, and continually assessing the creditworthiness of counterparties and clients. The responsibility for compliance with these policies and procedures rests with business units, and is monitored by Corporate Credit.

Corporate Credit is centralized and organized geographically. Credit officers analyze and determine the creditworthiness of counterparties and clients, which, in many cases, is enhanced by due diligence meetings. Credit officers also set initial and ongoing credit limits by counterparty or client, recommend credit reserves, manage credit exposures, and participate in the new product review process.

Many types of transactions, including most derivatives and syndicated loans, are subject to prior approval from Corporate Credit. Within Corporate Credit, required approval levels have been established based on counterparty or client credit quality and the potential risk of the transaction. Transactions that exceed prescribed levels must be approved by the Credit Committee, which includes several Directors of Credit and the Chief Credit Officer.

The credit system tracks information from automated and manual sources to enable Corporate Credit to monitor counterparty/client, product, and country concentrations. This system aggregates credit exposure by counterparty/client, maintains overall counterparty/client and specific product limits, and identifies limit review dates by counterparty/client. Detailed information on firmwide inventory positions and executed transactions, including current and potential credit exposure, is updated frequently and compared with limits. Collateral, which reduces credit exposure, is obtained as needed and tracked on the credit system.

Corporate Credit works with the trading units to develop and refine credit risk measurement models and to analyze potential credit exposures for complex derivative transactions. Corporate Credit also monitors credit exposures related to Merrill Lynch's retail customer business, including mortgages and home equity lines of credit, customer margin accounts, and working capital facilities to small businesses.

--------------------------------------------------------------------------------
OTHER RISKS

Concentration risk, the risk that Merrill Lynch's businesses will be dependent upon a single source of revenue, product, or market, is periodically reviewed as part of Merrill Lynch's ongoing strategic and business planning process. In recent years, Merrill Lynch has diversified its global revenue sources to help ensure that it is less dependent on any single financial product, customer base, or market to generate revenues.

Operational risk focuses on Merrill Lynch's ability to accumulate, process, and communicate information necessary to conduct business in a global market environment. Merrill Lynch manages operational risk in many ways, including maintaining backup facilities, using technology, and employing experienced personnel. Information systems provide operational risk assessments on transactions in major markets which allow Merrill Lynch to promptly respond to changing market conditions worldwide. Management information reports enable senior management to effectively identify potential risk and control risk exposures, and promote compliance with both internal management policies and regulatory requirements. Experienced operations personnel provide support and control for trading, clearance, and settlement activities, and perform custodial functions for customer and proprietary assets. Operations and trading personnel report independently to senior management.

--------------------------------------------------------------------------------
DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

Merrill Lynch trades derivative financial instruments and provides clients with customized derivative products. These transactions allow clients to manage their exposure to interest and currency exchange rate, equity and commodity price, and credit spread risks. Merrill Lynch also uses derivative instruments to manage its own risks related to its proprietary trading strategies, client transactions, and financing activities. See Notes 1, 3, and 5 to the Consolidated Financial Statements for a description of derivatives, accounting and valuation policies for derivatives, and further details on the role of derivatives in trading and financing activities.

Derivatives activities are conducted through a number of subsidiaries as part of client-driven and proprietary business transactions. Merrill Lynch Capital Services, Inc. ("MLCS") is Merrill Lynch's principal swaps dealer. Merrill Lynch Derivative Products AG, a "AAA" rated entity, is a swap subsidiary that provides credit intermediation for interest rate and currency swaps, options, and similar transactions between highly-rated or otherwise acceptable counterparties and MLCS. Various subsidiaries deal in currency derivatives, including certain banking subsidiaries and MLCS. Effective January 1997, Merrill Lynch International became the primary equity derivatives dealer for new business, replacing Merrill Lynch Capital Markets PLC. In connection with these derivative activities, certain of these subsidiaries purchase and sell securities for hedging purposes.

As a dealer, Merrill Lynch enters into derivative transactions to hedge certain inventory positions, including other derivatives. As an end-user, Merrill Lynch enters into interest rate, currency, or other derivative contracts with its derivatives dealer subsidiaries to hedge exposures arising from debt issuances. These subsidiaries then enter into contracts with third parties as part of Merrill Lynch's trading and risk management strategies.

Derivatives facilitate risk transfer and enhance liquidity in the marketplace. For issuers, derivatives may provide cost-effective funding alternatives, while for investors, derivatives may provide alternative investment options and the ability to hedge risk. Market participants include dealers, such as banks and other financial institutions, and end-users such as corporations, governments, pension funds, mutual funds, and other institutions.

Expanded market participation and competition have helped increase liquidity in conventional derivatives, such as interest rate swaps. Greater familiarity with, and increased understanding of the benefits of derivatives have also contributed to the continued development of complex products structured for specific clients. Increasing complexity and highly publicized losses, however, have led to concerns that these products possess greater risk to users and to financial markets. Although different in form, both derivative and cash instruments are subject to market, credit, and operational risks. Credit considerations, for example, exist for a corporate bond as well as an interest rate swap. In addition, both of these instruments are sensitive to market risk due to movements in interest rates that affect their respective pricing. The risks inherent in both types of instruments are managed in a manner consistent with a company's overall risk management policies (see "Risk Management" section).

--------------------------------------------------------------------------------
NON-INVESTMENT GRADE HOLDINGS AND HIGHLY LEVERAGED TRANSACTIONS
--------------------------------------------------------------------------------

Non-investment grade holdings and highly leveraged transactions involve risks related to the creditworthiness of the issuers or counterparties and the liquidity of the market for such investments. Merrill Lynch recognizes these risks and, whenever possible, employs strategies to mitigate exposures. The specific components and overall level of non-investment grade and highly leveraged positions may vary significantly from period to period as a result of inventory turnover, investment sales, and asset redeployment.

--------------------------------------------------------------------------------
NON-INVESTMENT GRADE HOLDINGS

In the normal course of business, Merrill Lynch underwrites, trades, and holds non-investment grade cash instruments in connection with its investment banking, market-making, and derivative structuring activities. During the past year, non-investment grade trading inventories increased to satisfy growing client demand for higher-yielding investments, including emerging market and other non-U.S. securities. Non-investment grade securities have been defined as debt and preferred equity securities rated as BB+ or lower, or equivalent ratings by recognized credit rating agencies, certain sovereign debt in emerging markets, amounts due under various derivative contracts from non-investment grade counterparties, and other instruments that, in the opinion of management, are non-investment grade. Non-investment grade trading inventories are carried at fair value.

Merrill Lynch's insurance subsidiaries also hold non-investment grade securities that are classified as available-for-sale and are carried at fair value.

A summary of positions with non-investment grade issuers (for cash instruments) or counterparties (for derivatives in a gain position) follows:

(in millions)                                                1996           1995
--------------------------------------------------------------------------------
Trading assets:
  Cash instruments                                         $7,585         $4,605
  Derivatives(1)                                            2,470          1,808
Trading liabilities - cash instruments                        905            351
Insurance subsidiaries' investments                           206            234
--------------------------------------------------------------------------------

(1) Collateral of $848 and $672 was obtained at December 27, 1996 and December 29, 1995, respectively, to reduce risk related to these derivative balances.

Included in the preceding table are debt and equity securities and bank loans of companies in various stages of bankruptcy proceedings or in default. At December 27, 1996, the carrying value of such debt and equity securities totaled $133 million, of which 58% resulted from Merrill Lynch's market-making activities in such securities. This compared with $189 million at December 29, 1995, of which 66% related to market-making activities. In addition, Merrill Lynch held distressed bank loans totaling $351 million and $274 million at year-end 1996 and 1995, respectively.

Derivatives may also expose Merrill Lynch to credit risk related to the underlying security where a derivative contract can either synthesize ownership of the underlying security (e.g., long total return swap) or potentially force ownership of the underlying security (e.g., short put option). In addition, derivatives may subject Merrill Lynch to credit spread risk in that changes in the credit quality of the underlying securities may impact the derivatives' fair values. A summary of exposures related to derivatives with non-investment grade underlying securities follows:

(in millions)                                                 1996          1995
--------------------------------------------------------------------------------
Derivative fair values:
 Trading assets(1)                                          $   63        $   10
 Trading liabilities                                            64          --
Derivative notionals (off-balance-sheet)(2)                  2,895         1,259
--------------------------------------------------------------------------------

(1) Included in these amounts are $9 and $6 at year-end 1996 and 1995, respectively, that are also exposed to credit risk related to a non-investment grade counterparty, which are included in the preceding table.

(2)  Calculated as notional subject to strike or reference price.

Merrill Lynch engages in hedging strategies to reduce its exposure associated with non-investment grade positions by purchasing an option to sell the related security or by entering into other offsetting derivative contracts. Merrill Lynch also uses non-investment grade trading inventories, principally non-U.S. governments and agencies securities, to hedge the exposure arising from structured derivative transactions.

A summary of cash instruments and derivatives used to hedge the credit risk of non-investment grade positions follows:

(in millions)                                                   1996        1995
--------------------------------------------------------------------------------
Trading assets - cash instruments                             $  905        $580
Derivative notionals (off-balance-sheet)(1)                    1,311         611
--------------------------------------------------------------------------------

(1)  Calculated as notional subject to strike or reference price.

At December 27, 1996, the largest non-investment grade concentration consisted of various sovereign and corporate issues of a South American country totaling $1.0 billion, which primarily represented hedges of other financial instruments.

--------------------------------------------------------------------------------
HIGHLY LEVERAGED TRANSACTIONS

Merrill Lynch provides financing and advisory services to, and invests in, companies entering into leveraged transactions, which may include leveraged buyouts, recapitalizations, and mergers and acquisitions. Merrill Lynch provides extensions of credit to leveraged companies in the form of senior and subordinated debt, as well as bridge financing on a select basis. In addition, Merrill Lynch syndicates loans for non-investment grade companies or in connection with highly leveraged transactions and may retain a residual portion of these loans.

Merrill Lynch holds direct equity investments in leveraged companies and interests in partnerships that invest in leveraged transactions. Merrill Lynch has also committed to participate in limited partnerships that invest in leveraged transactions. Future commitments to participate in limited partnerships and other direct equity investments will be determined on a select basis. A summary of loans, investments, and commitments related to highly leveraged transactions follows:

(in millions)                                                    1996       1995
--------------------------------------------------------------------------------
Loans (net of allowance for loan losses)(1)                      $340       $489
Equity investments(2)                                             113        211
Partnership interests                                             104         91
Bridge loan(3)                                                     31        --
Additional commitments to invest in partnerships                   82         79
Unutilized revolving lines of credit and other
 lending commitments(4)                                           301        127
--------------------------------------------------------------------------------

(1) Represented outstanding loans to 36 and 30 medium-sized companies at year-end 1996 and 1995, respectively.

(2)  Invested in 48 and 62 enterprises at year-end 1996 and 1995, respectively.

(3)  Repaid subsequent to year end.

(4) Subsequent to year end, a $125 million loan was extended which was reduced to $10 million through syndication.

At December 27, 1996, no one industry sector accounted for more than 24% of total non-investment grade positions and highly leveraged transactions.

--------------------------------------------------------------------------------
CASH FLOWS
--------------------------------------------------------------------------------

Merrill Lynch's cash flows are principally associated with operating and financing activities, which support Merrill Lynch's trading, customer, and investment banking activities. Merrill Lynch's cash and cash equivalents totaled $3.4 billion at December 27, 1996, up $284 million and $1.1 billion, respectively, from 1995 and 1994.

Cash flows of $8.7 billion in 1996 were used for operating activities, primarily to fund higher net trading assets generated by increased levels of business activity. Merrill Lynch's investing activities used cash of $593 million in 1996, primarily to acquire technology-related equipment and other assets.

Financing activities provided Merrill Lynch with $9.6 billion of cash in 1996, reflecting proceeds from net issuances of long-term debt and commercial paper, partially offset by increases in net resale/repurchase agreements.

In 1995, cash and cash equivalents increased $779 million to $3.1 billion. Cash used for operating and investing activities totaled $7.9 billion and $873 million, respectively, while cash provided by financing activities totaled $9.5 billion.

Cash and cash equivalents increased $529 million to $2.3 billion in 1994. Cash provided by operating and investing activities totaled $7.4 billion and $322 million, respectively, while cash used for financing activities totaled $7.2 billion.

--------------------------------------------------------------------------------
LITIGATION
--------------------------------------------------------------------------------

Certain actions have been filed against Merrill Lynch by Orange County, California and others in connection with Merrill Lynch's business activities with the Orange County Treasurer-Tax Collector or from the purchase of debt instruments issued by Orange County that were underwritten by Merrill Lynch's subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The information set forth under the caption "Litigation" in Note 7 to the Consolidated Financial Statements is incorporated by reference herein. Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial condition or the results of operations of Merrill Lynch as set forth in the Consolidated Financial Statements contained herein.

--------------------------------------------------------------------------------
RECENT DEVELOPMENTS
--------------------------------------------------------------------------------

NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which is effective for transactions occurring after December 31, 1996. SFAS No. 125 provides guidance for determining whether a transfer of a financial asset is treated as a sale versus a financing. Additionally, if a transfer qualifies as a financing transaction, the statement contains provisions that may require the recognition of collateral received or provided, in addition to the financing balance.

In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", which defers for one year the effective date of the collateral provisions for all transactions and the sale provisions for repurchase agreement, securities lending, and similar transactions. These provisions will be applied prospectively to transactions entered into after December 31, 1997; accordingly, the expected impact of adopting such provisions on Merrill Lynch's results of operations cannot be determined.

The provisions of SFAS No. 125 not deferred by SFAS No. 127 have been adopted as of January 1, 1997. Since these provisions are only applicable to future transactions, the impact of adoption cannot be quantified.

STATEMENTS OF CONSOLIDATED EARNINGS

                                              Year Ended Last Friday in December
                                              ----------------------------------
(Dollars in Millions, Except Per Share Amounts)          1996     1995     1994
--------------------------------------------------------------------------------
REVENUES
    Commissions                                       $ 3,786  $ 3,126  $ 2,871
    Interest and dividends                             12,899   12,221    9,578
    Principal transactions                              3,454    2,519    2,335
    Investment banking                                  1,945    1,308    1,240
    Asset management and portfolio service fees         2,261    1,890    1,739
    Other                                                 666      449      471
                                                       ------  -------  -------
    TOTAL REVENUES                                     25,011   21,513   18,234
    Interest Expense                                   11,895   11,248    8,609
                                                       ------  -------  -------
    NET REVENUES                                       13,116   10,265    9,625
                                                       ------  -------  -------
NON-INTEREST EXPENSES
    Compensation and benefits                           6,704    5,270    4,952
    Communications and equipment rental                   559      487      432
    Occupancy                                             508      449      436
    Depreciation and amortization                         411      367      325
    Professional fees                                     582      425      367
    Advertising and market development                    514      398      375
    Brokerage, clearing, and exchange fees                413      361      338
    Other                                                 859      697      670
                                                      -------  -------  -------
    TOTAL NON-INTEREST EXPENSES                        10,550    8,454    7,895
                                                      -------  -------  -------
EARNINGS BEFORE INCOME TAXES                            2,566    1,811    1,730

    Income Tax Expense                                    947      697      713
                                                      -------  -------  -------
NET EARNINGS                                          $ 1,619  $ 1,114  $ 1,017
                                                      -------  -------  -------
                                                      -------  -------  -------

NET EARNINGS APPLICABLE TO COMMON STOCKHOLDERS        $ 1,572  $ 1,066  $ 1,004
                                                      -------  -------  -------
                                                      -------  -------  -------

EARNINGS PER COMMON SHARE
    Primary                                           $  8.20  $  5.44  $  4.75
                                                      -------  -------  -------
                                                      -------  -------  -------
    Fully Diluted                                     $  8.06  $  5.42  $  4.74
                                                      -------  -------  -------
                                                      -------  -------  -------
--------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
                                                      December 27,  December 29,
(Dollars in Millions, Except Per Share Amounts)              1996          1995
-------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                $  3,375      $  3,091
                                                         --------      --------
Cash and securities segregated for regulatory
  purposes or deposited with clearing organizations         5,628         5,412
                                                         --------      --------
Marketable investment securities                            2,180         2,365
                                                         --------      --------
Trading assets, at fair value
  Corporate debt and preferred stock                       24,270        17,581
  Contractual agreements                                   13,465        11,833
  Equities and convertible debentures                      13,153        10,843
  U.S. Government and agencies                              9,304         6,672
  Non-U.S. governments and agencies                         7,758         6,744
  Mortgages, mortgage-backed, and asset-backed              5,189         3,749
  Money markets                                             1,209         1,680
  Municipals                                                1,176         1,001
                                                         --------      --------
  Total                                                    75,524        60,103
                                                         --------      --------
Resale agreements                                          58,402        44,257
                                                         --------      --------
Securities borrowed                                        24,692        20,645
                                                         --------      --------
Receivables
  Customers (net of allowance for doubtful
     accounts of $39 in 1996 and $37 in 1995)              18,309        14,783
  Brokers and dealers                                       6,205         9,267
  Interest and other                                        5,280         4,741
                                                         --------      --------
  Total                                                    29,794        28,791
                                                         --------      --------
Investments of insurance subsidiaries                       5,107         5,619

Loans, notes, and mortgages (net of allowance for
  loan losses of $117 in 1996 and $131 in 1995)             3,334         2,172

Other investments                                           1,125           961

Property, leasehold improvements, and equipment
  (net of accumulated depreciation and amortization
   of $2,523 in 1996 and $2,239 in 1995)                    1,670         1,605

Other assets                                                2,185         1,836
                                                         --------      --------
TOTAL ASSETS                                             $213,016      $176,857
                                                         --------      --------
                                                         --------      --------

                                                     December 27,   December 29,
                                                            1996           1995
--------------------------------------------------------------------------------
LIABILITIES, PREFERRED SECURITIES ISSUED BY
  SUBSIDIARIES, AND STOCKHOLDERS' EQUITY
LIABILITIES
Repurchase agreements                                   $ 62,669       $ 56,817
                                                        --------       --------
Commercial paper and other short-term borrowings          39,333         29,546
                                                        --------       --------
Trading liabilities, at fair value
  U.S. Government and agencies                            13,965          9,089
  Contractual agreements                                  11,221         10,907
  Equities and convertible debentures                      8,332          6,642
  Non-U.S. governments and agencies                        7,135          4,418
  Corporate debt and preferred stock                       2,762          2,199
  Municipals                                                 130             95
                                                        --------       --------
  Total                                                   43,545         33,350
                                                        --------       --------
Customers                                                 11,758         11,391

Insurance                                                  5,010          5,391

Brokers and dealers                                        3,407          6,366

Other liabilities and accrued interest                    13,973         10,464

Long-term borrowings                                      26,102         17,340
                                                        --------       --------
Total Liabilities                                        205,797        170,665
                                                        --------       --------
PREFERRED SECURITIES ISSUED BY SUBSIDIARIES                  327             51
                                                        --------       --------
STOCKHOLDERS' EQUITY
Preferred Stockholders' Equity                               619            619
                                                        --------       --------
Common Stockholders' Equity
  Common stock, par value $1.33 1/3 per share;
     authorized: 500,000,000 shares; issued:
     1996 and 1995-236,330,162 shares                        315            315
  Paid-in capital                                          1,304          1,237
  Foreign currency translation adjustment                     10             11
  Net unrealized gains on investment securities
     available-for-sale (net of applicable income
     tax expense of $5 in 1996 and $13 in 1995)                9             25
  Retained earnings                                        7,868          6,492
                                                        --------       --------
    Subtotal                                               9,506          8,080
  Less:
    Treasury stock, at cost:
        1996-70,705,598 shares
        1995-60,929,278 shares                             2,895          2,241
    Unallocated ESOP reversion shares, at cost:
        1996-1,538,778 shares
        1995-4,012,519 shares                                 24             63
    Employee stock transactions                              314            254
                                                        --------       --------
Total Common Stockholders' Equity                          6,273          5,522
                                                        --------       --------
Total Stockholders' Equity                                 6,892          6,141
                                                        --------       --------
TOTAL LIABILITIES, PREFERRED SECURITIES ISSUED BY
  SUBSIDIARIES, AND STOCKHOLDERS' EQUITY                $213,016       $176,857
                                                        --------       --------
                                                        --------       --------
--------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

                                             Year Ended Last Friday in December
                                             ----------------------------------
(Dollars in Millions, Except Per Share Amounts)        1996      1995      1994
-------------------------------------------------------------------------------

PREFERRED STOCKHOLDERS' EQUITY
9% Cumulative Preferred Stock, Series A
  $10,000 liquidation preference per share
  Balance, beginning of year                        $   425   $   425   $    --
  Issued (42,500 shares in 1994)                         --        --       425
                                                    -------   -------   -------
  BALANCE, END OF YEAR (42,500 shares in 1996,
   1995, and 1994)                                      425       425       425
                                                    -------   -------   -------
Remarketed Preferred Stock, Series C
  $100,000 liquidation preference per share
  Balance, beginning and end of year (3,000
    shares in 1996, 1995, and 1994)                     300       300       300
Remarketed Preferred Treasury Stock, at cost
  Balance, beginning and end of year (1,062
    shares in 1996, 1995, and 1994)                    (106)     (106)     (106)
                                                    -------   -------   -------
  BALANCE, END OF YEAR                                  194       194       194
                                                    -------   -------   -------
TOTAL PREFERRED STOCKHOLDERS' EQUITY                $   619   $   619   $   619
                                                    -------   -------   -------
                                                    -------   -------   -------
COMMON STOCKHOLDERS' EQUITY
Common Stock, par value $1.33 1/3
  Balance, beginning and end of year
    (236,330,162 shares in 1996,
    1995, and 1994)                                 $   315   $   315   $   315
                                                    -------   -------   -------
                                                    -------   -------   -------
Paid-In Capital
  Balance, beginning of year                        $ 1,237   $ 1,196   $ 1,156
  Issuance of stock:
    To employees                                         (8)       (2)       (9)
    For other activity, including employee
      stock grants                                       (8)      (13)       13
    To ESOP, including share allocations                 83        56        36
                                                    -------   -------   -------
  BALANCE, END OF YEAR                              $ 1,304   $ 1,237   $ 1,196
                                                    -------   -------   -------
                                                    -------   -------   -------
Foreign Currency Translation Adjustment
  Balance, beginning of year                        $    11   $     4   $   (18)
  Translation adjustment (a)                             (1)        7        22
                                                    -------   -------   -------
  BALANCE, END OF YEAR                              $    10   $    11   $     4
                                                    -------   -------   -------
                                                    -------   -------   -------


                                                           Year Ended Last Friday in December
                                                           ----------------------------------
                                                                    1996     1995      1994
---------------------------------------------------------------------------------------------
Net Unrealized Gains (Losses) on Investment Securities
  Available-for-Sale (net of applicable income taxes)
  Balance, beginning of year                                     $    25   $   (57)  $    21
  Net unrealized (losses) gains on investment
    securities available-for-sale                                    (97)      335      (410)
  Other adjustments (b)                                               81      (253)      332
                                                                 -------   -------   -------
  BALANCE, END OF YEAR                                           $     9   $    25   $   (57)
                                                                 -------   -------   -------
                                                                 -------   -------   -------
Retained Earnings
  Balance, beginning of year                                     $ 6,492   $ 5,606   $ 4,777
  Net earnings                                                     1,619     1,114     1,017
  Cash dividends declared:
    9% Cumulative Preferred stock                                    (38)      (38)       (6)
    Remarketed Preferred stock                                        (9)      (10)       (7)
    Common stock ($1.16 per share in 1996;
      $1.01 in 1995; $.89 in 1994)                                  (196)     (180)     (175)
                                                                 -------   -------   -------
  BALANCE, END OF YEAR                                           $ 7,868   $ 6,492   $ 5,606
                                                                 -------   -------   -------
                                                                 -------   -------   -------
Common Treasury Stock, at cost
  Balance, beginning of year (60,929,278 shares
    in 1996; 48,423,944 in 1995; 23,408,139 in 1994)             $(2,241)  $(1,627)  $  (696)
  Treasury stock purchased (18,578,817 shares in
    1996; 20,011,821 in 1995; 29,988,523 in 1994)                 (1,163)     (939)   (1,138)
  Issued out of treasury (net of reacquisitions):
    Employees (844,887 shares in 1996; 822,818
      in 1995; 1,026,321 in 1994)                                     51        37        42
    Employee stock grants (7,957,610 shares in
      1996; 6,683,669 in 1995; 3,946,397 in 1994)                    458       288       165
                                                                 -------   -------   -------
  BALANCE, END OF YEAR (70,705,598 shares in 1996;
    60,929,278 in 1995; 48,423,944 in 1994)                      $(2,895)  $(2,241)  $(1,627)
                                                                 -------   -------   -------
                                                                 -------   -------   -------

Unallocated ESOP Reversion Shares, at cost
  Balance, beginning of year (4,012,519 shares in
    1996; 6,427,091 in 1995; 8,932,332 in 1994)                  $   (63)  $  (101)  $  (140)
  Allocation of shares to participants (2,473,741
    shares in 1996; 2,414,572 in 1995; 2,505,241 in 1994)             39        38        39
                                                                 -------   -------   -------
  BALANCE, END OF YEAR (1,538,778 shares in 1996;
    4,012,519 in 1995; 6,427,091 in 1994)                        $   (24)  $   (63)  $  (101)
                                                                 -------   -------   -------
                                                                 -------   -------   -------
Employee Stock Transactions
  Balance, beginning of year                                     $  (254)  $  (137)  $  (123)
  Net issuance of employee stock grants                             (251)     (192)     (121)
  Amortization of employee stock grants                              183        68       100
  Repayment of employee loans                                          8         7         7
                                                                 -------   -------   -------
  BALANCE, END OF YEAR                                           $  (314)  $  (254)  $  (137)
                                                                 -------   -------   -------
                                                                 -------   -------   -------
TOTAL COMMON STOCKHOLDERS' EQUITY                                $ 6,273   $ 5,522   $ 5,199
                                                                 -------   -------   -------
                                                                 -------   -------   -------
TOTAL STOCKHOLDERS' EQUITY                                       $ 6,892   $ 6,141   $ 5,818
                                                                 -------   -------   -------
                                                                 -------   -------   -------
--------------------------------------------------------------------------------------------

(a) Net of income tax benefit (expense) of $16 in 1996, $19 in 1995, and $(8) in 1994.
(b) Other adjustments consist of policyholder liabilities, deferred policy acquisition costs, and deferred income taxes.

See Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------
STATEMENTS OF CONSOLIDATED CASH FLOWS
-------------------------------------------------------------------------------



                                                   Year Ended Last Friday in December
                                                   ----------------------------------
(Dollars in Millions)                                       1996      1995      1994
-------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net Earnings                                           $  1,619  $  1,114  $  1,017
Noncash items included in earnings:
  Depreciation and amortization                             411       367       325
  Policyholder reserves                                     269       297       354
  Other                                                     919       672       658
(Increase) decrease in operating assets:
  Trading assets                                        (15,378)   (6,375)    6,610
  Cash and securities segregated for regulatory
    purposes or deposited with clearing organizations      (198)     (459)     (884)
  Securities borrowed                                    (4,047)      348    (1,992)
  Customers                                              (3,543)     (771)     (826)
  Maturities and sales of trading investment
    securities                                               98        --       197
  Purchases of trading investment securities                (67)       --      (213)
  Other                                                   1,125       250      (273)
Increase (decrease) in operating liabilities:
  Trading liabilities                                    10,195    (2,608)    5,642
  Customers                                                 366    (1,377)   (1,962)
  Insurance                                                (587)     (732)   (1,855)
  Other                                                      75     1,405       607
                                                          -----     -----     -----
  Cash (Used for) Provided by Operating Activities       (8,743)   (7,869)    7,405
                                                          -----     -----     -----
Cash Flows from Investing Activities:
Proceeds from (payments for):
  Maturities of available-for-sale securities             3,057     1,453     2,610
  Sales of available-for-sale securities                  1,341     1,029     1,377
  Purchases of available-for-sale securities             (4,374)   (2,387)   (2,296)
  Maturities of held-to-maturity securities                 920     1,217     1,965
  Purchases of held-to-maturity securities                 (555)   (1,094)   (2,537)
  Acquisitions, net of cash acquired                       (135)     (601)       --
  Other investments and other assets                       (384)     (138)     (391)
  Property, leasehold improvements, and equipment          (463)     (352)     (406)
                                                          -----     -----     -----
  Cash (Used for) Provided by Investing Activities         (593)     (873)      322
                                                          -----     -----     -----
Cash Flows from Financing Activities:
Proceeds from (payments for):
  Resale agreements, net of repurchase agreements        (8,293)    5,155   (10,875)
  Commercial paper and other short-term borrowings        9,787     3,106     3,225
  Issuance and resale of long-term borrowings            16,454    10,353    10,353
  Settlement and repurchases of long-term borrowings     (7,440)   (7,971)   (9,090)
  Issuance of subsidiaries' preferred securities            276        --        --
  Issuance of 9% Cumulative Preferred Stock                  --        --       425
  Common stock transactions                                (921)     (894)   (1,048)
  Dividends                                                (243)     (228)     (188)
                                                          -----    ------    ------
  Cash Provided by (Used for) Financing Activities        9,620     9,521    (7,198)
                                                          -----    ------    ------
INCREASE IN CASH AND CASH EQUIVALENTS                       284       779       529
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR              3,091     2,312     1,783
                                                          -----    ------    ------
CASH AND CASH EQUIVALENTS, END OF YEAR                 $  3,375  $  3,091  $  2,312
                                                          -----    ------    ------
                                                          -----    ------    ------



SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
  Income taxes totaled $1,108 in 1996, $557 in 1995, and $1,190 in 1994.
  Interest totaled $11,612 in 1996, $11,229 in 1995, and $8,452 in 1994.

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITY
In 1995, as part of the consideration for Smith New Court, Merrill Lynch issued approximately $115 of unsecured floating-rate notes due December 31, 2000 (the "Notes"). The Notes are redeemable at the option of the holders on any quarterly interest payment date on or after December 31, 1996.

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
(Dollars in millions, Except Per Share Amounts)

--------------------------------------------------------------------------------
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of Merrill Lynch & Co., Inc. (the "Company") and subsidiaries (collectively, "Merrill Lynch"). All material intercompany balances have been eliminated. Certain limited reclassification and format changes have been made to prior years' amounts to conform to the current year presentation.

Merrill Lynch provides investment, financing, insurance, and related services to individuals and institutions on a global basis through its principal broker-dealer subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), and its broker, dealer, banking, insurance, and other financial services subsidiaries. Such services include securities brokerage, trading, underwriting, and clearance; investment banking and other corporate finance advisory activities; investment advisory and other asset management services; trading of foreign exchange instruments, futures, commodities, and other derivatives; banking, trust, and lending services; and insurance sales and underwriting services.

The Consolidated Financial Statements are presented in accordance with generally accepted accounting principles and prevailing industry practices, both of which require management to make estimates regarding certain trading inventory valuations, the outcome of litigation, goodwill, deferred tax asset realization, insurance deferred acquisition costs, and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. As such, actual results could differ materially from those estimates.
-------------------------------------------------------------------------------
TRADING INSTRUMENTS

Trading assets and trading liabilities consist of cash instruments, such as securities, and derivative instruments used for trading purposes or to hedge trading inventory. Included in trading liabilities are securities that Merrill Lynch has sold but does not currently own and will therefore be obligated to purchase at a future date ("short sales"). Trading inventory is recorded on a trade date basis at fair value. Fair value is based on quoted market prices, pricing models (utilizing indicators of general market conditions or other economic measurements), or management's estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time.

-------------------------------------------------------------------------------
Derivatives

A derivative is typically defined as an instrument whose value is "derived" from an underlying instrument or index, such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. The derivative definition excludes all cash instruments, including those that derive their values or contractually required cash flows from an underlying instrument or index, such as mortgage-backed securities, interest-only and principal-only obligations, and indexed debt instruments. It also excludes option features embedded in cash instruments such as conversion features and call provisions embedded in bonds.

Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities, currencies, and commodities). Different types of derivatives can also be combined to meet specialized needs (e.g., swap options).

Derivatives are often referred to as off-balance-sheet instruments since their notional amounts or underlying instruments are not reflected on the balance sheet; however, the fair values of trading derivatives are recorded in trading inventory.

Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter ("OTC") derivative financial instruments, principally forwards, options, and swaps, represent amounts that would be received from or paid to a third party in settlement of the instruments. These amounts are determined using pricing models based on the present value of future cash flows using mid-market valuations with appropriate adjustments. These adjustments are integral components of the mark-to-market process and relate to credit quality and concentration, market liquidity, and exposure close-out costs associated with unmatched positions. Adjustments are also made for administrative costs incurred to service periodic cash flows and maintain hedges over the life of the contract. A portion of income related to longer-term contracts is recognized as the administrative costs pertaining to these contracts are incurred.

New, complex products may have immature or limited two-way markets. The precision of the pricing model for a complex product, which involves multiple variables and assumptions, will evolve over time. As these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.

Derivatives are reported separately as assets and liabilities unless a legal right of setoff exists under a master netting agreement enforceable at law. Balances related to swap and forward transactions and foreign currency options are included in "Contractual agreements" on the Consolidated Balance Sheets. All other derivative balances are recorded in the related cash instrument caption. The fair value of equity options purchased, for example, is recorded in the "Equities and convertible debentures" trading asset caption.

Merrill Lynch enters into when-issued and delayed delivery transactions. Unrealized gains and losses from these forward transactions are recorded in the related cash instrument caption.

-------------------------------------------------------------------------------
Revenue Recognition

Principal transactions revenues are recognized on a trade date basis and include net unrealized gains or losses from marking-to-market all trading instruments. Realized gains and losses on trading instruments and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, respectively.

-------------------------------------------------------------------------------
FINANCING AND RELATED ACTIVITIES

Merrill Lynch strives to match-fund the interest rate sensitivity of its assets and liabilities. Funding is principally obtained from repurchase agreements, commercial paper, and long-term borrowings. Merrill Lynch utilizes derivatives to reduce risk by managing interest rate, foreign currency, and other exposures. Derivatives that modify the interest rate characteristics of specified non-trading assets and liabilities are accounted for on an accrual basis, with amounts to be paid or received recognized as adjustments to the related interest income or expense. Unrealized gains and losses on other financing derivatives are recognized currently. Realized gains and losses on early terminations of interest rate contracts are deferred over the remaining lives of the hedged assets or liabilities. At December 27, 1996, there were no deferred amounts related to terminated contracts.

Repurchase and resale agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts, plus accrued interest. Merrill Lynch's policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is valued daily, and Merrill Lynch may require counterparties to deposit additional collateral or return collateral pledged, when appropriate. Substantially all repurchase and resale activities are transacted under master netting agreements that give Merrill Lynch the right, in the event of default, to liquidate collateral held and to set off receivables and payables with the same counterparty. Merrill Lynch offsets certain repurchase and resale agreement balances with the same counterparty on the Consolidated Balance Sheets.

Securities borrowed and loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require Merrill Lynch to provide the counterparty with collateral in the form of cash, letters of credit, or other securities. Merrill Lynch receives collateral in the form of cash or other securities for securities loaned transactions. For these transactions, the fee received or paid by Merrill Lynch is recorded as interest revenue or expense. On a daily basis, Merrill Lynch monitors the market value of securities borrowed or loaned against the collateral value. Although substantially all securities borrowing and lending activities are transacted under master netting agreements, Merrill Lynch does not offset such receivables and payables with the same counterparty on the Consolidated Balance Sheets.

-------------------------------------------------------------------------------
INVESTMENT SECURITIES

Merrill Lynch holds debt and equity investments principally in non-broker-dealer subsidiaries. These investments are classified as held-to-maturity, trading, or available-for-sale.

Held-to-maturity investments are debt securities that Merrill Lynch has the positive intent and ability to hold to maturity. These investments are recorded at amortized cost unless a decline in value is deemed other than temporary, in which case the carrying value is adjusted. The amortization of premium or accretion of discount and any unrealized loss deemed other-than-temporary are included in current period earnings.

Debt and equity securities purchased principally for the purpose of resale in the near-term are classified as trading investments and are reported at fair value. Unrealized gains or losses on these investments are included in current period earnings.

Other debt and equity securities that are not categorized as held-to-maturity or trading are classified as available-for-sale and reported at fair value. Unrealized gains or losses on these securities are reported as a separate component of stockholders' equity, net of applicable income taxes and other related items.

Restricted equity investment securities or equity investment securities without available market quotations are reported at the lower of cost or estimated net realizable value. Adjustments in carrying values are included in current period earnings.

Realized gains and losses on investments are included in current period earnings. The cost basis of each investment sold is specifically identified for purposes of computing realized gains and losses.

-------------------------------------------------------------------------------
COMMISSIONS AND RELATED EXPENSES

Commissions charged for executing customer transactions are accrued on a trade date basis and are included in current period earnings. Production-related compensation and benefits expense is accrued to match revenue recognition.

-------------------------------------------------------------------------------
INVESTMENT BANKING

Underwriting revenues and fees for mergers and acquisitions and advisory assignments are recorded when services for the transaction are substantially completed. Deal-related expenses are deferred and later expensed to match revenue recognition.

-------------------------------------------------------------------------------
RECEIVABLES FROM AND PAYABLES TO CUSTOMERS

Customer securities and commodities transactions are recorded on a settlement date basis. Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers, including those that collateralize margin or other transactions, are not reflected on the Consolidated Balance Sheets.

-------------------------------------------------------------------------------
INCOME TAXES

The Company and certain of its wholly-owned subsidiaries file a consolidated Federal income tax return. Merrill Lynch uses the asset and liability method in providing income taxes on all transactions that have been recognized in the Consolidated Financial Statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Merrill Lynch does not provide for deferred income taxes on the undistributed earnings of foreign subsidiaries, which are considered to be permanently reinvested.

-------------------------------------------------------------------------------
PROPERTY, LEASEHOLD IMPROVEMENTS, AND EQUIPMENT

Property (excluding land), leasehold improvements, and equipment are reported at historical cost, net of accumulated depreciation and amortization. Land is reported at historical cost.

Depreciation and amortization are computed using the straight-line method. Property and equipment are depreciated over the estimated useful lives of the assets, while leasehold improvements are amortized over the lesser of the estimated economic useful life of the asset or the term of the lease. Most of Merrill Lynch's fixed assets are technology-based and have short lives, generally three to five years. Maintenance and repair costs are expensed as incurred.

Facilities-related depreciation and amortization expense was $151, $142, and $135 in 1996, 1995, and 1994, respectively. Non-facilities-related depreciation and amortization expense for 1996, 1995, and 1994 was $260, $225, and $190, respectively.

-------------------------------------------------------------------------------
GOODWILL

Goodwill, which represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition, is amortized on a straight-line basis over periods not exceeding fifteen years and is evaluated periodically for impairment.

-------------------------------------------------------------------------------
INSURANCE

Insurance liabilities are future benefits payable under annuity and interest-sensitive life contracts and include deposits received plus interest credited during the contract accumulation period, the present value of future payments for contracts which have annuitized, and a mortality provision for certain products. Certain policyholder liabilities are also adjusted for those investments classified as available-for-sale. Liabilities for unpaid claims consist of the mortality benefit for reported claims and an estimate of unreported claims based upon prior experience.

Substantially all investments of insurance subsidiaries, principally debt securities, are classified as available-for-sale and recorded at fair value. These investments support Merrill Lynch's in-force, universal life-type contracts. Merrill Lynch records adjustments to deferred acquisition costs and policyholder account balances which, when combined, are equal to the adjustment that would have been recorded if those available-for-sale investments had been sold at their estimated fair values and the proceeds reinvested at current yields. The corresponding credits or charges for these adjustments are recorded as unrealized gains or losses in stockholders' equity, net of applicable income taxes.

Certain variable costs related to the sale or acquisition of new and renewal insurance contracts have been deferred, to the extent deemed recoverable, and amortized over the lives of the contracts in proportion to the estimated gross profit for each group of contracts.

Merrill Lynch maintains separate accounts representing segregated funds held for purposes of funding variable life and annuity contracts. Separate account assets are accounted for as customer assets since the contract holders bear the risk of ownership, consistent with Merrill Lynch's other investment products. Accordingly, separate account assets and the related liabilities are not consolidated with the assets and liabilities of Merrill Lynch.

-------------------------------------------------------------------------------
TRANSLATION OF FOREIGN CURRENCIES

Assets and liabilities of foreign subsidiaries are translated at year-end currency exchange rates, while revenues and expenses are translated at average currency exchange rates during the year. Adjustments that result from translating foreign currency financial statements, net of hedging gains or losses and related tax effects, are reported as a separate component of stockholders' equity. Gains or losses resulting from the effect of exchange rate changes on foreign currency transactions are included in earnings of the current period.

-------------------------------------------------------------------------------
CASH FLOWS

For purposes of the Statements of Consolidated Cash Flows, Merrill Lynch defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less, other than those used for trading purposes.

-------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS

At December 27, 1996 and December 29, 1995, substantially all financial instrument assets are carried at fair value or amounts that approximate fair value. Fair values of financial instruments are disclosed in Notes 3, 4, 5, and 7.

-------------------------------------------------------------------------------
INTEREST EXPENSE

Interest expense includes payments in lieu of dividends of $9, $10, and $23 in 1996, 1995, and 1994, respectively.

--------------------------------------------------------------------------------
NOTE 2. OTHER SIGNIFICANT EVENTS
--------------------------------------------------------------------------------

ACCOUNTING CHANGES

In 1995, Merrill Lynch adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan"; SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures"; and SFAS No. 122, "Accounting for Mortgage Servicing Rights". The impact of adopting these pronouncements was not material.

-------------------------------------------------------------------------------
ACQUISITIONS

Merrill Lynch completed several acquisitions in 1996, including two non-U.S. securities firms and a U.S. asset manager, for aggregate consideration paid of $232. Goodwill of $167 was recorded in connection with these acquisitions.

In 1995, Merrill Lynch acquired Smith New Court PLC ("Smith New Court"), a U.K.-based global securities firm, for $803, and recorded $533 of goodwill related to the acquisition.

The operating results of acquired companies are included in Merrill Lynch's results of operations as of the acquisition date.

--------------------------------------------------------------------------------
NOTE 3. TRADING ACTIVITIES
--------------------------------------------------------------------------------

Merrill Lynch's trading activities include providing securities brokerage, derivatives dealing, and underwriting services to clients. While trading activities are primarily generated by client order flow, Merrill Lynch also takes proprietary positions based on expectations of future market movements and conditions. Merrill Lynch's trading strategies rely on the integrated management of its client-driven and proprietary transactions, along with the hedging and financing of these positions.

Principal transactions revenues by product category follow(1):

                                                    1996        1995        1994
                                                  ------      ------      -----


Equities and equity derivatives                   $1,138      $  912      $  625
Taxable fixed-income                                 966         516         471
Interest rate and currency swaps                     893         732         750
Municipals                                           323         273         380
Foreign exchange and commodities                     134          86         109
                                                  ------      ------      ------
TOTAL                                             $3,454      $2,519      $2,335
                                                  ------      ------      ------
                                                  ------      ------      ------

(1) The revenue amounts presented include gains and losses from both cash and related derivative instruments.

Interest revenue and expense are integral components of trading activities. In assessing the profitability of trading activities, Merrill Lynch views net interest and principal transactions revenues in the aggregate. For further information on Merrill Lynch's net trading results, see "Principal Transactions" in Management's Discussion and Analysis (unaudited).

Certain trading activities expose Merrill Lynch to market and credit risks. These risks are managed in accordance with established risk management policies and procedures that are described in the "Risk Management" section of Management's Discussion and Analysis (unaudited).

-------------------------------------------------------------------------------
MARKET RISK

Market risk is the potential change in an instrument's value caused by fluctuations in interest and currency exchange rates, equity and commodity prices, and credit spreads. The level of market risk is influenced by the volatility and the liquidity in the markets in which financial instruments are traded.

Merrill Lynch seeks to mitigate market risk associated with trading inventories by employing hedging strategies that correlate rate, price, and spread movements of trading inventories and related financing and hedging activities. Merrill Lynch uses a combination of cash instruments and derivatives to hedge its market exposures. The following discussion describes the types of market risk faced by Merrill Lynch.

-------------------------------------------------------------------------------
Interest Rate Risk

Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. Interest rate swap agreements and Eurodollar and U.S. Treasury securities and futures are common interest rate risk management tools. The decision to manage interest rate risk using futures or swap contracts, as opposed to buying or selling short U.S. Treasury or other securities, depends on current market conditions and funding considerations.

Interest rate swap agreements used by Merrill Lynch include caps, collars, floors, basis swaps, and leveraged swaps. Interest rate caps and floors provide the purchaser protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Basis swaps are a type of interest rate swap agreement where rates received and paid are variable based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month LIBOR (London Interbank Offered Rate). Merrill Lynch's exposure to interest rate risk resulting from these leverage factors is typically hedged with other financial instruments.

-------------------------------------------------------------------------------
Currency Risk

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Currency forwards and options are commonly used to manage currency risk. Currency swaps are also used in situations where a long-dated forward market is not available or where the end-user needs a customized instrument to hedge a foreign currency cash flow stream. Typically, parties to a currency swap initially exchange principal amounts in two currencies, agreeing to exchange interest payments and to re-exchange the currencies at a future date and exchange rate. Merrill Lynch's currency contracts relate primarily to major currencies such as the Japanese yen, German mark, Swiss franc, British pound, and French franc.

-------------------------------------------------------------------------------
Equity Price Risk

Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities and other instruments that derive their value from a particular stock, a defined basket of stocks, or a stock index. Typical instruments used to manage equity price risk include equity options and warrants. Equity options, for example, can require the writer to purchase or sell a specified stock or to make a cash payment based on changes in the market price of that stock, basket of stocks, or stock index.

-------------------------------------------------------------------------------
Commodity Price Risk

Merrill Lynch views its commodity contracts as financial instruments since they are generally settled in cash and not by delivery of the underlying commodity. Commodity price risk results from the possibility that the price of the underlying commodity may rise or fall. Cash flows from commodity contracts are based on the difference between an agreed-upon fixed price and a price that varies with changes in a specified commodity price or index. Commodity contracts held by Merrill Lynch principally relate to energy, precious metals, and base metals.

-------------------------------------------------------------------------------
Credit Spread Risk

Credit spread risk arises from the possibility that changes in an issuer's credit rating or credit perception affect the value of financial instruments. Certain derivatives may be used to manage this type of credit risk. Total return swaps, for instance, are typically designed to transfer all the risks and rewards of ownership of an underlying debt instrument from one party in the swap agreement to the other party, in exchange for a specified interest rate. Credit risk resulting from default on counterparty obligations is discussed in the following "Credit Risk" section.

-------------------------------------------------------------------------------
CREDIT RISK

Merrill Lynch is exposed to the risk of loss if an issuer or a counterparty failed to perform its obligations under contractual terms and the collateral held, if any, were deemed worthless ("default risk"). Both cash instruments and derivatives expose Merrill Lynch to default risk. Credit risk arising from changes in credit spreads is discussed in the "Market Risk" section.

Merrill Lynch has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, obtaining the right to collect collateral or terminate transactions in the event of a credit rating downgrade, limiting transactions with specific counterparties, maintaining collateral, and continually assessing the creditworthiness of counterparties. For further information, see "Credit Risk" in the "Risk Management" section of Management's Discussion and Analysis (unaudited).

In the normal course of business, Merrill Lynch executes, settles, and finances various customer securities transactions. Execution of these transactions includes the purchase and sale of securities by Merrill Lynch. These activities may expose Merrill Lynch to default risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, Merrill Lynch may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. In addition, Merrill Lynch seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.

Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were acquired and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, Merrill Lynch may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

Merrill Lynch uses repurchase and resale agreements and securities loaned and borrowed transactions to finance securities, to facilitate settlement processes, and to meet customers' needs. Under these agreements and transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. government and agencies securities. When providing collateral for these transactions, Merrill Lynch delivers its own securities, securities borrowed from counterparties, and securities owned by customers collateralizing margin loans and other obligations.

The market value of securities owned by Merrill Lynch that have been loaned or pledged to counterparties as collateral for obligations of Merrill Lynch, primarily related to repurchase agreements, were $27,810 and $27,501 at December 27, 1996 and December 29, 1995, respectively.

-------------------------------------------------------------------------------
Concentrations of Credit Risk

Merrill Lynch's exposure to credit risk, both default and credit spread, associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

At December 27, 1996, Merrill Lynch's most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration, which primarily arises from taking trading asset and investment security positions and maintaining collateral on resale agreements, totaled $41,482 at December 27, 1996 and $35,769 at December 29, 1995.

At December 27, 1996, Merrill Lynch had concentrations of credit risk with other counterparties, including a European and a South American sovereign rated AA and B+, respectively, by recognized credit rating agencies and an investment company whose holdings primarily consist of various sovereign debt instruments. The total exposure to these counterparties, excluding collateral held, was $3,912, or 1.8% of total assets. At December 29, 1995, Merrill Lynch had concentrations of credit risk with an Asian and a European sovereign totaling $3,642 or 2.1% of total assets, excluding collateral held.

Merrill Lynch's most significant industry credit concentration is with U.S. and non-U.S. financial institutions. Financial institutions include other brokers and dealers, commercial banks, financing companies, insurance companies, and mutual funds. This concentration arises in the normal course of Merrill Lynch's brokerage, trading, financing, and underwriting activities. Merrill Lynch also monitors credit exposures worldwide by region. Within these regions, sovereign governments represent the most significant concentration, followed by financial institutions and non-financial institutions.

In the normal course of business, Merrill Lynch purchases, sells, underwrites, and makes markets in non-investment grade instruments. In conjunction with merchant banking activities, Merrill Lynch also provides extensions of credit and makes equity investments to facilitate leveraged transactions. These activities expose Merrill Lynch to a higher degree of credit risk than is associated with trading, investing in, and underwriting investment grade instruments and extending credit to investment grade counterparties. See "Non-Investment Grade Holdings and Highly Leveraged Transactions" in Management's Discussion and Analysis (unaudited) for further information.

-------------------------------------------------------------------------------
DERIVATIVES USED IN TRADING ACTIVITIES

The fair values of derivatives used in trading activities at year-end 1996 and 1995 follow:

                                DECEMBER 27, 1996         DECEMBER 29, 1995
                                -----------------         -----------------
                              ASSETS    LIABILITIES     ASSETS    LIABILITIES
                              ------    -----------     ------    -----------
Swap agreements              $11,553         $9,370     $10,008        $8,966
Forward contracts              1,304          1,403       1,159         1,506
Options                        2,618          3,203       2,631         1,261

The table below presents the average fair values of Merrill Lynch's trading derivatives for 1996 and 1995, calculated on a monthly basis:
-------------------------------------------------------------------------------

                                            AVERAGE FAIR VALUE
                              ---------------------------------------------
                                      1996                      1995
                              ---------------------    ----------------------
                              ASSETS    LIABILITIES    ASSETS   LIABILITIES
                              ------    -----------    ------   -----------

Swap agreements               $9,872      $8,404      $10,226        $9,049
Forward contracts              1,192       1,260        1,543         1,915
Options                        2,573       1,964        2,400         1,368

-------------------------------------------------------------------------------
The notional or contractual amounts of derivatives provide only a measure of involvement in these types of transactions and represent neither the amounts subject to the various types of market risk nor the future cash requirements under these instruments. The notional or contractual amounts of derivatives used for trading purposes by type of risk follow:
-------------------------------------------------------------------------------

                                 INTEREST                    EQUITY  COMMODITY
                                     RATE       CURRENCY      PRICE      PRICE
(in billions)                        RISK(1)(2)     RISK(3)    RISK       RISK
-------------------------------------------------------------------------------

DECEMBER 27, 1996
-----------------

Swap agreements                    $1,212           $140        $13        $ 3
Forward contracts                      24            147          1         17
Futures contracts                     126              2          7          5
Options purchased                      85             76         21          3
Options written                       118             72         31          3

DECEMBER 29, 1995
-----------------

Swap agreements                    $  851           $106        $ 7        $ 3
Forward contracts                      33            118         --         25
Futures contracts                     215              1          2          2
Options purchased                      45             24         38          5
Options written                        64             24         41          6

-------------------------------------------------------------------------------
(1) Certain derivatives subject to interest rate risk are also exposed to the credit spread risk of the underlying financial instrument, such as total return swaps and similar instruments.

(2) Forward contracts subject to interest rate risk principally represent "To Be Announced" mortgage pools that bear interest rate as well as principal prepayment risk.

(3) Included in the currency risk category are certain contracts that are also subject to interest rate risk.

     Most of Merrill Lynch's trading derivative transactions are short-term in duration with a weighted-average maturity of approximately 2.66 years at December 27, 1996 and 2.24 years at December 29, 1995. For trading derivatives outstanding at December 27, 1996, the following table presents the notional or contractual amounts that would be outstanding at subsequent year ends based on contractual maturities.

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s trading derivatives at December 27, 1996 that would be outstanding at subsequent year ends based on contractual maturities. The graph is presented in billions with trading derivatives comprised of swap agreements, forward contracts, futures contracts, options purchased, and options written. Remaining maturities for these products in the aggregate total $2,106, $1,220, $925, $711, $546, $407, $327 and $244 at year-end December 1996 through December 2003, respectively.

The notional or contractual values of derivatives do not represent default risk exposure. Default risk is limited to the current cost of replacing derivative contracts in a gain position.

Default risk exposure varies by type of derivative. Swap agreements and forward contracts are generally OTC-transacted and thus are exposed to default risk to the extent of their replacement cost. Since futures contracts are exchange-traded and usually require daily cash settlement, the related risk of accounting loss is generally limited to a one-day net positive change in market value. Option contracts can be exchange-traded or OTC-transacted contracts. Purchased options have default risk to the extent of their replacement cost. Written options represent a potential obligation to counterparties and, accordingly, do not subject Merrill Lynch to default risk.

Merrill Lynch attempts to enter into International Swaps and Derivatives Association, Inc. master agreements or their equivalent ("master netting agreements") with each of its counterparties. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be presented net on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure.

To reduce default risk, Merrill Lynch requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. Presented below is a summary of counterparty credit ratings for the replacement cost (net of $3,213 of collateral) of trading derivatives in a gain position by maturity at December 27, 1996.

-------------------------------------------------------------------------------
                            YEARS TO MATURITY                 CROSS-
                       ---------------------------------    MATURITY
                        0-3       3-5       5-7    OVER 7   NETTING(1)     TOTAL
                       ---------------------------------------------------------
CREDIT
RATING(2)
AAA                  $  437    $   89    $   28    $  284    $   (42)    $   796
AA+/AA                  993       189       160       359        (99)      1,602
AA-                   1,501       514       483       385       (669)      2,214
A+/A                  1,591       631       535       279       (390)      2,646
A-                    1,906       601       259       341       (809)      2,298
BBB                     762       289       123       137       (227)      1,084
BB                      475       170        41       193       (164)        715
Other                   529       138        21       240        (21)        907
                     ------    ------    ------    ------    -------     -------
TOTAL                $8,194    $2,621    $1,650    $2,218    $(2,421)    $12,262
                     ------    ------    ------    ------    -------     -------
                     ------    ------    ------    ------    -------     -------


(1) Represents netting of payable balances with receivable balances for the same counterparty across maturity year categories. Receivable and payable balances with the same counterparty in the same maturity category, however, are net within the maturity category.

(2)  Represents rating agency equivalent.

In addition to obtaining collateral, Merrill Lynch attempts to mitigate default risk on derivatives by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of the derivative contract.

--------------------------------------------------------------------------------
NOTE 4. INVESTMENTS AND OTHER NON-TRADING ASSETS
--------------------------------------------------------------------------------

INVESTMENTS

Merrill Lynch has several broad categories of investments on its Consolidated Balance Sheets, including Investments of insurance subsidiaries, Marketable investment securities, and Other investments.

Investments of insurance subsidiaries, primarily debt securities, are used to fund policyholder liabilities. Marketable investment securities consist of equity and debt securities primarily held for rating agency purposes or to manage cash flows related to certain liabilities of Merrill Lynch's banking subsidiaries. Other investments consist principally of equity and debt securities that were acquired primarily in connection with merchant banking activities. Certain merchant banking investments are subject to restrictions that may limit Merrill Lynch's ability to realize its investment until such restrictions expire.

Marketable investment securities and certain insurance subsidiaries' and other investments are carried as held-to-maturity, trading, or available-for-sale securities as described in Note 1. Investment securities reported on the Consolidated Balance Sheets at December 27, 1996 and December 29, 1995 are presented below:

-------------------------------------------------------------------------------
                                                         1996       1995
                                                       ------     ------

INVESTMENTS OF INSURANCE SUBSIDIARIES
  Available-for-sale                                   $3,624     $4,145
  Non-qualifying(1)                                     1,483      1,474
                                                       ------     ------
  TOTAL                                                $5,107     $5,619
                                                       ------     ------
                                                       ------     ------
MARKETABLE INVESTMENT SECURITIES
  Available-for-sale                                   $1,523     $1,064
  Held-to-maturity                                        653      1,268
  Trading                                                   4         33
                                                       ------     ------
  TOTAL                                                $2,180     $2,365
                                                       ------     ------
                                                       ------     ------
OTHER INVESTMENTS
  Available-for-sale                                   $  142     $  165
  Held-to-maturity                                        328         43
  Trading                                                   3         --
  Non-qualifying(2)                                       652        753
                                                       ------     ------
  TOTAL                                                $1,125     $  961
                                                       ------     ------
                                                       ------     ------
-------------------------------------------------------------------------------

(1)  Primarily consists of insurance policy loans.

(2)  Includes merchant banking investments.

Information regarding investment securities subject to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                  December 27, 1996                                   December 29, 1995
                            --------------------------------------------------  --------------------------------------------------
                                 Cost/         Gross        Gross   Estimated      Cost/        Gross        Gross      Estimated
                            Amortized     Unrealized   Unrealized        Fair  Amortized   Unrealized   Unrealized           Fair
AVAILABLE-FOR-SALE(1)            Cost          Gains       Losses       Value       Cost        Gains       Losses          Value
----------------------------------------------------------------------------------------------------------------------------------
Corporate debt                 $3,016         $ 72           $(12)      $3,076     $2,999         $145          $(7)        $3,137
U.S. Government and agencies      399            3             (1)         401        631            8           --            639
Municipals                        276            3             --          279        168            1           --            169
Mortgage-backed securities      1,029           21             (3)       1,047      1,290           35           (2)         1,323
Other debt securities             417            8             (9)         416         57            1           --             58
                               ------         ----           ----       ------     ------         ----         ----         ------
Total debt securities           5,137          107            (25)       5,219      5,145          190           (9)         5,326
Equity securities                  70            5             (5)          70         50            5           (7)            48
                               ------         ----           ----       ------     ------         ----         ----         ------
TOTAL                          $5,207         $112           $(30)      $5,289     $5,195         $195         $(16)        $5,374
                               ------         ----           ----       ------     ------         ----         ----         ------
                               ------         ----           ----       ------     ------         ----         ----         ------

----------------------------------------------------------------------------------------------------------------------------------
                                                  December 27, 1996                                   December 29, 1995
                            --------------------------------------------------  --------------------------------------------------
                                 Cost/         Gross         Gross   Estimated      Cost/        Gross        Gross      Estimated
                            Amortized    Unrealized    Unrealized         Fair  Amortized   Unrealized   Unrealized           Fair
HELD-TO-MATURITY(1)              Cost         Gains        Losses        Value       Cost        Gains       Losses          Value
----------------------------------------------------------------------------------------------------------------------------------
Corporate debt                   $483         $  4             --       $  487     $1,051          $13            --        $1,064
U.S, Government and agencies       37           --             --           37         23           --            --            23
Municipals                        122           15             --          137          1           --            --             1
Mortgage-backed securities        281            2             --          283        169           --            --           169
Other debt securities              58           --             --           58         67            1            --            68
                                 ----         ----           ----       ------     ------          ---          ----        ------
TOTAL                            $981          $21             --       $1,002     $1,311          $14           --         $1,325
                                 ----         ----           ----       ------     ------          ---          ----        ------
                                 ----         ----           ----       ------     ------          ---          ----        ------

-------------------------------------------------------------------------------
(1) In accordance with Financial Accounting Standards Board implementation guidance on SFAS No. 115, Merrill Lynch reassessed the classification of all such securities and transferred held-to-maturity securities with an amortized cost of $385 to the available-for-sale category on December 29, 1995. Net unrealized gains for these securities on the date of transfer were $4.

The amortized cost and estimated fair value of debt securities at December 27, 1996, by contractual maturity, for available-for-sale and held-to-maturity investments follow:

                                    AVAILABLE-FOR-SALE       HELD-TO-MATURITY
                                    ------------------       ----------------
                                             ESTIMATED               ESTIMATED
                                  AMORTIZED       FAIR     AMORTIZED      FAIR
                                       COST      VALUE          COST     VALUE
                                  ------------------------------------------
Due in one year
  or less                            $1,118     $1,119          $417  $    418
Due after one year
  through five years                  1,691      1,729           149       153
Due after five years
  through ten years                     808        826            99       100
Due after ten years                     491        498            35        48
                                     ------     ------          ----     -----
  Subtotal                            4,108      4,172           700       719
Mortgage-backed
  securities                          1,029      1,047           281       283
                                     ------     ------         -----    ------
TOTAL(1)                             $5,137     $5,219          $981    $1,002
                                     ------     ------         -----    ------
                                     ------     ------         -----    ------

(1) Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

Merrill Lynch's insurance subsidiaries are required to adjust deferred acquisition costs and certain policyholder liabilities associated with investments classified as available-for-sale. These adjustments are recorded in stockholders' equity and assume that the unrealized gain or loss on available-for-sale securities was realized. The table below provides the activity for the net unrealized gains (losses) recorded in stockholders' equity for available-for-sale investments.

--------------------------------------------------------------------------------
                                                     1996       1995       1994
                                                     ----       ----       ----
Net unrealized (losses) gains
  on investment securities
  available-for-sale                                 $(97)     $ 335      $(410)
Adjustments for policyholder
  liabilities                                          64       (137)       215
Adjustments for deferred
  policy acquisition costs                              9        (72)        74
Deferred income taxes                                   8        (44)        43
                                                     ----       ----       ----
Net activity                                          (16)        82        (78)
Net unrealized gains (losses)
  on investment securities
  classified as available-for-sale:
     Beginning of year                                 25        (57)        21
                                                     ----      ------     -----
     End of year                                     $  9      $  25      $ (57)
                                                     ----      ------     -----
                                                     ----      ------     -----
--------------------------------------------------------------------------------

The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:

-------------------------------------------------------------------------------
                                             1996           1995           1994
                                           ------         ------         ------
Proceeds                                  $ 1,341        $ 1,029        $ 1,377
Gross realized gains                           41             26             31
Gross realized losses                         (12)           (28)           (34)
-------------------------------------------------------------------------------

Net unrealized (losses) gains from trading investment securities included in the 1996 and 1995 Statements of Consolidated Earnings were $(1) and $1, respectively.

-------------------------------------------------------------------------------
OTHER NON-TRADING ASSETS

Most other financial instrument assets are carried at amounts that approximate fair value. Such assets include cash and cash equivalents, cash and securities segregated for regulatory purposes or deposited with clearing organizations, most resale agreements, securities borrowed, and receivables.

Other financial instrument assets with carrying values that differ from their fair values are presented below:
-------------------------------------------------------------------------------
                                       December 27, 1996      December 29, 1995
                                      -------------------    ------------------

                                       Carrying      Fair    Carrying      Fair
                                          Value     Value       Value     Value
                                       --------   -------    --------   -------
Merchant banking
  equity investment
  and loan portfolio(1)                 $  202     $  362      $  394    $  595
Loans, notes, and
  mortgages(2)                           3,313      3,347       2,082     2,149
Mortgage servicing
  assets and related
  residual interests                       374        393         255       303
-------------------------------------------------------------------------------
(1)  Equity investments are non-qualifying for SFAS No. 115 purposes.

(2)  Excludes loans related to merchant banking activities.

In connection with its merchant banking activities, Merrill Lynch holds certain equity instruments, including partnership interests (included in Other investments on the Consolidated Balance Sheets), and loans consisting primarily of senior and subordinated debt. Fair value for equity instruments is estimated using a number of methods, including earnings multiples, cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., consent of other investors) that may limit Merrill Lynch's ability to realize currently the estimated fair value. Accordingly, Merrill Lynch's current estimate of fair value and the ultimate realization on these instruments may differ.

Loans made in the course of merchant banking activities are carried at unpaid principal balances. Fair value for loans made in connection with merchant banking activities is estimated using discounted cash flows. Merrill Lynch's estimate of fair value for other loans, notes, and mortgages is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For Merrill Lynch's variable-rate loan receivables, carrying value approximates fair value.

Mortgage servicing assets and residual interests in the mortgage loans underlying various Real Estate Mortgage Investment Conduits ("REMICS") and revolving trusts are primarily included in Other assets on the Consolidated Balance Sheets. Servicing assets and residual interests are (i) recognized upon sales of loans for which servicing is retained, (ii) amortized in proportion to and over the estimated life of the projected servicing revenues, and (iii) periodically evaluated for impairment. Fair value of servicing assets is computed based on the present value of estimated future normal servicing revenues (net of servicing expenses), using current market assumptions for discount rates, prepayment speeds, default estimates, and interest rates. Fair value of residual interests in REMICS and revolving trusts is calculated based on the present value of estimated future servicing revenues in excess of normal servicing revenues, using current market assumptions for discount rates, prepayment speeds, default estimates, and interest rates.

Merrill Lynch holds a passive minority interest in Bloomberg L.P., a privately held limited partnership that provides information services. In 1996, Merrill Lynch sold one-third of its interest to the majority interest holder, resulting in a gain of $155. Due to the nature and terms of the sale, the sale price is not necessarily indicative of the fair value of Merrill Lynch's remaining investment. In addition, given the contractual restrictions on the disposition of Merrill Lynch's interest, the fair value of the remaining investment is not readily determinable as of December 27, 1996. Management believes, however, that the fair value of this investment significantly exceeds its carrying value of $28.

Merrill Lynch enters into derivative hedges of interest rate risk on various non-trading assets, including certain long-term resale agreements. At December 27, 1996 and December 29, 1995, the notional amounts of derivatives hedging these assets were $7 billion. The combined carrying value of hedged non-trading assets and related hedges approximates their combined fair value at both dates.

-------------------------------------------------------------------------------
NOTE 5. SHORT-TERM AND LONG-TERM BORROWINGS AND OTHER NON-TRADING LIABILITIES
-------------------------------------------------------------------------------

SHORT-TERM AND LONG-TERM BORROWINGS

Merrill Lynch issues U.S. dollar- and foreign currency-denominated debt instruments with both variable and fixed interest rates. These financing activities may create exposure to market risk, most notably interest rate and currency risk. To better match the interest rate characteristics of assets and liabilities, Merrill Lynch generally enters into swap agreements to convert fixed-rate interest payments on its debt obligations into variable-rate payments. Interest obligations on variable-rate long-term borrowings and commercial paper may also be modified through swap agreements that change the underlying interest rate basis or reset frequency. Foreign currency payments on debt obligations may be swapped to U.S. dollar payments.

Merrill Lynch also issues debt containing embedded options that link the repayment of these obligations to the performance of an equity or other index (e.g., S&P 500), an industry basket of stocks, or an individual stock. The contingent components of these indexed debt obligations are hedged with derivatives.

Borrowings at December 27, 1996 and December 29, 1995 are presented below:

--------------------------------------------------------------------------------
                                                               1996         1995
                                                            -------      -------
COMMERCIAL PAPER AND OTHER
 SHORT-TERM BORROWINGS
 Commercial paper                                           $23,558      $16,969
 Demand and time deposits                                     9,311        8,182
 Securities loaned                                            2,751        2,857
 Bank loans and other                                         3,713        1,538
                                                            -------      -------
 TOTAL                                                      $39,333      $29,546
                                                            -------      -------
                                                            -------      -------
LONG-TERM BORROWINGS
 Fixed-rate obligations(1):
  U.S. dollar-denominated                                   $ 5,770      $ 4,670
  Foreign currency-denominated                                1,737        1,157
 Variable-rate obligations(2)(3):
  U.S. dollar-denominated                                     1,944          630
  Foreign currency-denominated                                  690          222
 Medium-term notes(4):
  U.S. dollar-denominated                                    10,532        7,650
  Foreign currency-denominated                                5,429        3,011
                                                            -------      -------
  TOTAL                                                     $26,102      $17,340
                                                            -------      -------
                                                            -------      -------
--------------------------------------------------------------------------------

(1) At December 27, 1996, U.S. dollar-denominated fixed-rate obligations are due 1997 to 2019 at interest rates ranging from 5.50% to 10.38%; foreign currency-denominated fixed-rate obligations are due 1997 to 2002 at interest rates ranging from 2.55% to 12.10%.

(2) Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.

(3) Included in variable-rate obligations are various equity-linked or indexed instruments issued by Merrill Lynch.

(4) Medium-term notes may bear fixed or variable interest rates and have maturities that may range from nine months to 30 years from the date of issue.

Maturities of long-term borrowings at December 27, 1996 consisted of the following:
-------------------------------------------------------------------------------

   1997                     $5,986
   1998                      4,150
   1999                      4,353
   2000                      2,945
   2001                      3,214
   2002 and thereafter       5,454
                           -------
   TOTAL                   $26,102
                           -------
                           -------
--------------------------------------------------------------------------------

The notional or contractual amounts of derivatives used to hedge exposures related to borrowings at December 27, 1996 and December 29, 1995 follow:

-------------------------------------------------------------------------------
(IN BILLIONS)                                           1996              1995
                                                       -----             -----

Interest rate derivatives(1)                             $32               $26
Currency derivatives(1)                                    4                 3
Equity derivatives                                         2                 1
-------------------------------------------------------------------------------

(1) Includes swap contracts totaling $1 billion notional that contain embedded options hedging callable debt at both dates.

Most of these derivatives are entered into with Merrill Lynch's derivative dealer subsidiaries, which intermediate interest rate, currency, and equity risks with third parties in the normal course of their trading activities.

Effective weighted-average interest rates for borrowings, which include the impact of hedges, at December 27, 1996 and December 29, 1995 were:

-------------------------------------------------------------------------------
                                                         1996              1995
                                                       ------            ------
SHORT-TERM BORROWINGS(1)                                5.69%             6.18%
LONG-TERM BORROWINGS
  Fixed-rate obligations                                7.41%             6.47%
  Variable-rate obligations                             5.82%             6.38%
  Medium-term notes                                     5.68%             5.87%
-------------------------------------------------------------------------------

(1) Consists of repurchase agreements, commercial paper, and other short-term borrowings.

The fair value of borrowings and related hedges is estimated using current market prices and pricing models. The carrying and fair values of these instruments are summarized as follows:

-------------------------------------------------------------------------------
                                December 27, 1996        December 29, 1995
                               -------------------      -------------------
                               CARRYING       FAIR      CARRYING       FAIR
                                  VALUE      VALUE         VALUE      VALUE
                               -------------------      -------------------
COMMERCIAL PAPER
 AND OTHER SHORT-TERM
 BORROWINGS                    $ 39,333   $ 39,342      $ 29,546   $ 29,567
Related derivative:
 Assets                             (15)       (12)          (19)       (21)
 Liabilities                          5          5             1          2
                                --------   --------      --------   --------
TOTAL                          $ 39,323   $ 39,335      $ 29,528   $ 29,548
                                --------   --------      --------   --------
                                --------   --------      --------   --------
LONG-TERM
 BORROWINGS                    $ 26,102   $ 26,850      $ 17,340   $ 17,901
Related derivative:
 Assets                            (257)      (769)         (260)      (781)
 Liabilities                        370        448           176        154
                                --------   --------      --------   --------
TOTAL                          $ 26,215   $ 26,529      $ 17,256   $ 17,274
                                --------   --------      --------   --------
                                --------   --------      --------   --------
--------------------------------------------------------------------------------

Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Management believes, however, that a significant portion of such borrowings may remain outstanding beyond their earliest redemption date.

Subsequent to year-end 1996, and through February 20, 1997, long-term borrowings, net of repayments and repurchases, increased approximately $2,810.

-------------------------------------------------------------------------------
Borrowing Facilities

Merrill Lynch has obtained committed, unsecured revolving credit facilities aggregating $6,225 under agreements with 73 banks. The agreements contain covenants requiring, among other things, that Merrill Lynch maintain specified levels of net worth, as defined in the agreements, on the date of an advance. At December 27, 1996, none of these credit facilities had been drawn upon.

The credit quality, amounts, and terms of the credit facilities are continually monitored and modified as warranted by business conditions. Under the existing agreements, the credit facilities mature as follows: $1,120 in February 1997; $1,540 in May 1997; $1,760 in June 1997; and $1,805 in October 1997. At
maturity, Merrill Lynch may convert amounts borrowed, if any, into term loans which would mature in two years.
--------------------------------------------------------------------------------
OTHER NON-TRADING LIABILITIES

Other financial instrument liabilities are carried at amounts that approximate fair value. Such liabilities include repurchase agreements, payables to customers and brokers and dealers, and insurance and other liabilities.

--------------------------------------------------------------------------------
NOTE 6. PREFERRED SECURITIES ISSUED BY SUBSIDIARIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

PREFERRED SECURITIES ISSUED BY SUBSIDIARIES

In December 1996, Merrill Lynch Preferred Capital Trust I (the "Trust") issued $275 of its 7.75% Trust Originated Preferred Securities (the "Trust Preferred") to unrelated parties and $9 in common securities to the Company. Concurrently, Merrill Lynch Preferred Funding I, L.P. (the "Partnership") issued $284 of its 7.75% Partnership Preferred Securities representing limited partner interests (the "LP Interests") to the Trust, and received capital of $50 from the Company representing the general partner interest in the Partnership. The Trust and Partnership are consolidated subsidiaries of the Company.

The Trust's sole asset is the Partnership's LP Interests. The Partnership's assets consist of $330 million in debentures issued by the Company and a subsidiary (the "Debentures") and $4 million in other debt securities. The Debentures have a term of approximately 20 years and bear interest at 7.75%. The interest payment dates and redemption provisions of the Debentures, which include an option to redeem the debentures on or after December 30, 2006, correspond to the distribution payment dates and redemption provisions of both the LP Interests and the Trust Preferred.

The Company has guaranteed the payment in full of all distributions and other payments on the Trust Preferred to the extent that the Trust has funds legally available. The Company has also guaranteed the payment of distributions by the Partnership on the LP Interests if, as, and when declared out of funds legally available and payments upon liquidation of the Partnership or the redemption of LP Interests to the extent of funds legally available. In addition, payments in respect of the subsidiary Debentures are guaranteed by the Company for the benefit of the LP Interest holders. The guarantees are subordinated to all other liabilities and rank pari passu with the most senior preferred stock of the Company and, when taken together with the Debentures and the Company's obligations to pay all fees and expenses of the Trust and the Partnership, constitute a full and unconditional guarantee of the distribution, redemption, and liquidation payments payable to the holders of the Trust Preferred.

Subsequent to year-end, Merrill Lynch Capital Trust II, a consolidated Merrill Lynch subsidiary, issued $300 of 8% Trust Originated Preferred Securities. The proceeds of the offering were invested in 8% Partnership Preferred Securities of Merrill Lynch Preferred Funding II, L.P., also a consolidated Merrill Lynch subsidiary, which, in turn, invested in debentures issued by the Company and a subsidiary.
--------------------------------------------------------------------------------

PREFERRED EQUITY

The Company is authorized to issue 25,000,000 shares of undesignated preferred stock, $1.00 par value per share. All shares of currently outstanding preferred stock constitute one and the same class and have equal rank and priority over common stockholders as to dividends and in the event of liquidation.

--------------------------------------------------------------------------------
9% Cumulative Preferred Stock, Series A

In 1994, the Company issued 17,000,000 Depositary Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, $10,000 liquidation preference per share ("9% Preferred Stock"). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425.

Dividends on the 9% Preferred Stock are cumulative from the date of original issue and are payable quarterly when declared by the authority of the Board. The 9% Preferred Stock is redeemable on or after December 30, 2004 at the option of the Company, in whole or in part, at a redemption price equal to $10,000 per share, plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption.

--------------------------------------------------------------------------------
Remarketed Preferred(service mark) Stock, Series C

The Company has issued 3,000 shares of Remarketed Preferred Stock, Series C ("RP Stock"), of which 1,938 shares were outstanding as of December 27, 1996. Dividend rates in effect during 1996 on the RP Stock ranged from 3.80% to 4.56% per annum.

Subsequent to year-end, the Company implemented a plan to redeem all of the outstanding RP Stock. The RP Stock will be redeemed on the dividend reset date of each series, and the redemptions are expected to be completed by March 4, 1997. As of February 19,1997, $155 of RP Stock, representing 1,548 shares, had been redeemed.

--------------------------------------------------------------------------------
STOCKHOLDER RIGHTS PLAN

The Company's Stockholder Rights Plan provides for the distribution of preferred purchase rights ("Rights") to common stockholders. The Rights separate from the common stock ten days following: (a) an announcement of an acquisition by a person or group ("acquiring party") of 20% or more of the outstanding common shares of the Company; or (b) the commencement of a tender or exchange offer for 30% or more of the common shares outstanding. One-half of a Right is attached to each outstanding share of common stock and will attach to all subsequently issued shares. The Rights entitle the holder to purchase fractions of a share ("Units") of Series A Junior Preferred Stock, par value $1.00 per share, at an exercise price of $100 per Unit. The Units are nonredeemable and have voting privileges and certain preferential dividend rights. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

If, after the Rights have been distributed, either the acquiring party holds 25% or more of the Company's outstanding shares or the Company is a party to a business combination or other specifically defined transaction, each Right (other than those held by the acquiring party) will entitle the holder to receive, upon exercise, Units of preferred stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the Right. The Rights expire December 16,1997 and are redeemable at the option of a majority of the independent directors of the Company at $.01 per Right at any time until the tenth day following an announcement of the acquisition of 20% or more of the Company's common stock.

--------------------------------------------------------------------------------
PER COMMON SHARE COMPUTATION

Earnings per common share were computed using the modified treasury stock method ("modified method") in accordance with Accounting Principles Board Opinion ("APB") No. 15. The modified method is used when the number of shares obtainable upon exercise of outstanding options, warrants, and their equivalents exceeds 20% of the Company's outstanding common stock.

Under this method, all options, warrants, and their equivalents are assumed exercised (whether dilutive or antidilutive), using the aggregate exercise proceeds to repurchase up to 20% of the Company's outstanding common stock, subject to certain limitations. If the combined effect of the assumed exercise is dilutive, all options, warrants, and their equivalents are included in the computation.

Primary earnings per common share is computed by dividing net earnings, after deducting preferred stock dividend requirements of $47, $48, and $13, for 1996, 1995, and 1994, respectively, by the weighted-average number of common shares and common stock equivalents outstanding during each year. Shares of common stock issuable under various employee incentive plans are considered common stock equivalents ("incremental shares").

The weighted-average number of common shares and incremental shares included in the primary and fully diluted earnings per common share computations follow:
--------------------------------------------------------------------------------

(in thousands)                                1996           1995           1994
                                            ------         ------         ------

PRIMARY
  Weighted-average
    common shares                          168,897        176,563        195,661
  Incremental shares                        22,939         19,434         15,580
                                           -------        -------        -------
  TOTAL                                    191,836        195,997        211,241
                                           -------        -------        -------
                                           -------        -------        -------

FULLY DILUTED
  Weighted-average
    common shares                          168,897        176,563        195,661
  Incremental shares                        26,278         20,097         16,034
                                           -------        -------        -------
  TOTAL                                    195,175        196,660        211,695
                                           -------        -------        -------
                                           -------        -------        -------

-------------------------------------------------------------------------------
NOTE 7. COMMITMENTS AND CONTINGENCIES
-------------------------------------------------------------------------------

LITIGATION

There are civil actions, arbitration proceedings, and claims pending against Merrill Lynch as of December 27, 1996, some of which involve claims for substantial amounts.

Included among these matters is an action that is pending in the United States District Court for the Central District of California, commenced on January 12, 1995 by Orange County, California (the "County") and the Orange County Investment Pools (the "Pools"), both of which filed bankruptcy petitions in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") on December 6, 1994. The Company and certain of its subsidiaries are named as defendants in connection with Merrill Lynch's business activities with the Orange County Treasurer-Tax Collector. The Pools' bankruptcy petition subsequently was dismissed. On May 17, 1996, the Bankruptcy Court confirmed a plan pursuant to which Orange County emerged from bankruptcy.

The County and its current Treasurer-Tax Collector seek relief totaling in excess of $2 billion in connection with various securities transactions between the Orange County Treasurer-Tax Collector and the Company and its subsidiaries. As subsequently amended, the complaint alleges, among other things, that these transactions violated California law and should be adjudged null and void, that the Company and its subsidiaries violated various provisions of the Bankruptcy Code and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and that the Company and its subsidiaries breached a fiduciary duty owed to the County and conspired to make unauthorized use of public funds.

In addition, other actions are pending against or on behalf of the Company, and/or against certain of its officers, directors, and employees and certain of its subsidiaries in the United States District Court for the Central District of California, the United States District Court for the Southern District of New York, and in state courts in California and New York. These include class actions and stockholder derivative actions brought by persons alleging harm to themselves or to Merrill Lynch arising out of

Merrill Lynch's dealings with the Orange County Treasurer-Tax Collector, or the purchase of debt instruments issued by Orange County or other public entities with funds controlled by the Orange County Treasurer-Tax Collector that were underwritten by the Company's subsidiary, MLPF&S.

Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these matters will not have a material adverse effect on the Consolidated Financial Statements of Merrill Lynch contained herein.

--------------------------------------------------------------------------------
LENDING

Merrill Lynch enters into commitments to extend credit, predominantly at variable interest rates, in connection with certain merchant banking and loan syndication transactions. Customers may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. Merrill Lynch also issues various guarantees to counterparties in connection with certain leasing, agency securities lending, securitization, and other transactions. These commitments and guarantees usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon or guarantees are issued, Merrill Lynch may require the counterparty to post collateral depending upon the counterparty's creditworthiness and market conditions.

The contractual amounts of these commitments and guarantees represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of the existing collateral become worthless. The total amount of outstanding commitments and guarantees may not represent future cash requirements, as guarantees and commitments may expire without being drawn upon.

At December 27, 1996 and December 29, 1995, Merrill Lynch had the following commitments and guarantees:
--------------------------------------------------------------------------------
                                                             1996           1995
                                                           ------         ------
Commitments to extend credit(1)                            $4,780         $3,555
Third party guarantees                                      1,975            887
--------------------------------------------------------------------------------

(1) Subsequent to year end, Merrill Lynch entered into a $1.9 billion loan commitment to a company in connection with a proposed acquisition.
     If extended, Merrill Lynch intends to syndicate the loan but may retain a residual portion.

The fair value of the outstanding guarantees was $24 and $31 at December 27, 1996 and December 29, 1995, respectively.

--------------------------------------------------------------------------------
LEASES

Merrill Lynch has entered into various noncancelable long-term lease agreements for premises and equipment that expire through 2024, including the World Financial Center Headquarters ("WFC"). During 1996, Merrill Lynch incurred a pretax charge of $40 million related to the resolution of Olympia & York's bankruptcy that affected Merrill Lynch's long-term sublease agreements in the WFC. Merrill Lynch has also entered into various noncancelable short-term lease agreements which are primarily commitments of less than one year under equipment leases.

At December 27, 1996, future minimum rental commitments under noncancelable leases with initial or remaining terms exceeding one year are presented below:
--------------------------------------------------------------------------------
                                                 WFC         Other         Total
                                              ------        ------        ------
1997                                          $  119        $  264        $  383
1998                                             125           263           388
1999                                             140           262           402
2000                                             144           261           405
2001                                             145           256           401
2002 and thereafter                            2,009         2,052         4,061
                                              ------        ------        ------
TOTAL                                         $2,682        $3,358        $6,040
                                              ------        ------        ------
                                              ------        ------        ------
-------------------------------------------------------------------------------

The minimum rental commitments shown above have not been reduced by $838 of minimum sublease rentals to be received in the future under noncancelable subleases. Certain leases contain renewal or purchase options, or escalation clauses providing for increased rental payments based upon maintenance, utility, and tax increases.

Rent expense net of sublease revenue for each of the last three years is presented below:
--------------------------------------------------------------------------------
                                               1996          1995          1994
                                              -----         -----         -----
Rent expense                                  $ 420         $ 399         $ 395
Less: sublease revenue                          (48)          (87)          (79)
                                              -----         -----         -----
Net rent expense                              $ 372         $ 312         $ 316
                                              -----         -----         -----
                                              -----         -----         -----
--------------------------------------------------------------------------------

OTHER COMMITMENTS

In the normal course of business, Merrill Lynch enters into commitments for securities underwriting and when-issued transactions. Settlement of these transactions as of December 27, 1996 would not have a material effect on the consolidated financial condition of Merrill Lynch.

In connection with financing activities, Merrill Lynch had commitments at December 27, 1996 and December 29, 1995 to enter into resale and repurchase agreements as follows:
--------------------------------------------------------------------------------
                                                           1996             1995
                                                         ------           ------
Resale agreements                                        $3,653           $1,845
Repurchase agreements                                       976               --
--------------------------------------------------------------------------------

Merrill Lynch also obtains letters of credit from issuing banks to satisfy various counterparty collateral requirements in lieu of depositing collateral of cash or securities. Letters of credit aggregated $2,065 and $2,352 at December 27, 1996 and December 29, 1995, respectively.

In connection with merchant banking activities, Merrill Lynch has committed to purchase $101 and $107 of partnership interests at December 27, 1996 and December 29, 1995, respectively.

Merrill Lynch has entered into agreements with providers of market data, communications, and systems consulting services. At December 27, 1996 and December 29, 1995, minimum fee commitments under these contracts aggregated $481 and $30, respectively.

-------------------------------------------------------------------------------
NOTE 8. EMPLOYEE BENEFIT PLANS
-------------------------------------------------------------------------------

Merrill Lynch provides retirement and other postemployment benefits to its employees worldwide through defined contribution and defined benefit pension plans and other postretirement and postemployment benefit plans. Merrill Lynch reserves the right to amend or terminate these plans at any time.

--------------------------------------------------------------------------------
DEFINED CONTRIBUTION PENSION PLANS

The domestic defined contribution plans consist of the Retirement Accumulation Plan ("RAP"), the Employee Stock Ownership Plan ("ESOP"), and the 401(k) Savings & Investment Plan ("SIP"). The RAP, ESOP, and SIP cover substantially all U.S. employees who have met age and service requirements.

Merrill Lynch established the RAP and the ESOP, collectively known as the "Retirement Program," for the benefit of employees over the age of 21 with one year of service. A separate retirement account is maintained for each participant.

In 1989, the ESOP trust purchased from Merrill Lynch 24,341,470 shares of the Company's common stock with residual funds from a terminated defined benefit pension plan ("Reversion Shares") and loan proceeds from a subsidiary of Merrill Lynch ("Leveraged Shares").

Merrill Lynch credits a participant's account and records pension expense under the Retirement Program based on years of service and eligible compensation. This expense is funded by quarterly allocations of Leveraged and Reversion Shares and, if necessary, cash, to participants' accounts based on a specified formula. Leveraged and Reversion Shares are released in accordance with the terms of the ESOP. If the fair market value of the shares released is less than the formula allocation to participants' accounts, cash contributions are made to the RAP. Reversion Shares are allocated to participants' accounts over a period of not more than eight years, ending in June 1997. Leveraged Shares are allocated to participants' accounts as principal is repaid on the loan to the ESOP, which matures in 1999. Principal and interest on the loan are payable quarterly upon receipt of dividends on certain shares of common stock or other cash contributions.

ESOP shares are considered to be either allocated (contributed to participants' accounts), committed (scheduled to be contributed at a specified future date but not yet released), or unallocated (not committed or allocated). Share information at December 27, 1996 is as follows:
--------------------------------------------------------------------------------
                                                REVERSION              LEVERAGED
                                                  SHARES                SHARES
                                                ----------             ---------
Allocated                                       17,923,585             2,689,896
Committed                                          434,663                92,805
Unallocated                                      1,538,778             1,661,743
--------------------------------------------------------------------------------
The remaining cost of the unallocated Reversion and Leveraged Shares of $24 and $25, respectively, at December 27, 1996 is recorded as a reduction of stockholders' equity. The remaining cost of unallocated Leveraged Shares represents the ESOP loan balance.

Additional information on ESOP activity follows:
--------------------------------------------------------------------------------
                                                      1996       1995      1994
                                                     -----      -----      ----
Dividends used for debt service(1)                    $  8       $  9      $ 11
Compensation costs funded
  with ESOP shares                                     190        143       109
--------------------------------------------------------------------------------

(1) Dividends on all Leveraged and unallocated and committed Reversion Shares are used for debt service on the ESOP loan. Dividends on allocated Reversion Shares are credited to participants' accounts.

Employees can participate in the SIP by contributing, on a tax-deferred basis, up to 15% of their eligible compensation but not more than the maximum annual amount allowed by law. Merrill Lynch's contributions are equal to one-half of the first 4% of each participant's eligible compensation contributed to the SIP, up to a maximum of fifteen hundred dollars annually. No corporate contributions are made for participants who are also Employee Stock Purchase Plan participants (see Note 9).

In addition, Merrill Lynch sponsors various non-U.S. defined contribution plans. The costs of benefits under the RAP, SIP, and non-U.S. plans are expensed during the related service period.

-------------------------------------------------------------------------------
DEFINED BENEFIT PENSION PLANS

Merrill Lynch has purchased a group annuity contract that guarantees the payment of benefits vested under a U.S. defined benefit plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). At December 27, 1996 and December 29, 1995, a substantial portion of the assets supporting the annuity contract was invested in U.S. Government and agencies securities. Merrill Lynch, under a supplemental agreement, may be responsible for, or benefit from, actuarial experience and investment performance of these annuity assets. Merrill Lynch also maintains supplemental defined benefit plans for certain U.S. employees.

Employees of certain non-U.S. subsidiaries participate in various local defined benefit plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee's eligible compensation during the final years of employment. Merrill Lynch's funding policy has been to contribute annually the amount necessary to satisfy local funding standards.

The funded status of the defined benefit plans (including the terminated plan) follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                               1996                           1995
                                                                      -----------------------        -----------------------
                                                                      PENSION PLANS IN WHICH:        PENSION PLANS IN WHICH:
                                                                      -----------------------        -----------------------
                                                                       ASSETS   ACCUMULATED          ASSETS   ACCUMULATED
                                                                     EXCEEDED      BENEFITS        EXCEEDED      BENEFITS
                                                                  ACCUMULATED      EXCEEDED     ACCUMULATED      EXCEEDED
                                                                     BENEFITS     ASSETS(1)        BENEFITS     ASSETS(1)
ACCUMULATED BENEFIT OBLIGATION                                        -------         -----         -------         -----
 Vested                                                               $(1,447)        $(118)        $(1,429)        $(110)
 Non-vested                                                                (3)           (8)             (3)           (7)
                                                                      -------         -----         -------         -----
  TOTAL                                                                (1,450)         (126)         (1,432)         (117)
Effect of assumed increase in compensation levels                         (24)          (25)            (23)          (29)
                                                                      -------         -----         -------         -----
Projected benefit obligation                                           (1,474)         (151)         (1,455)         (146)
Plan assets at fair value                                               1,673            85           1,735            72
                                                                      -------         -----         -------         -----
Plan assets in excess of (less than) projected benefit obligation         199           (66)            280           (74)
Unrecognized net liability at transition                                    3             2               3             2
Unrecognized prior service benefit                                         (3)           (1)             (7)           (1)
Unrecognized net (gain) loss                                               (4)           14            (106)           27
                                                                      -------         -----         -------         -----
Prepaid (accrued) benefit cost                                        $   195         $ (51)        $   170         $ (46)
                                                                      -------         -----         -------         -----
                                                                      -------         -----         -------         -----
-------------------------------------------------------------------------------------------------------------------------

(1) Consists primarily of domestic supplemental plans not subject to ERISA and non-U.S. plans where funding strategies vary due to legal requirements and local practice.

Net periodic pension cost includes the following components:

--------------------------------------------------------------------------------
                                                     1996       1995       1994
                                                    -----      -----      -----
Defined contribution plan cost                      $ 223      $ 169      $ 165
                                                    -----      -----      -----
Defined benefit plans(1):
  Service cost for benefits earned
    during the year                                    24         19         16
  Interest cost on projected
    benefit obligation                                103        105         92
  Actual return on plan assets                         19       (480)       146
  Deferral and amortization
    of unrecognized items                            (133)       373       (243)
                                                    -----      -----     ------
Total defined benefit plan cost                        13         17         11
                                                    -----      -----     ------
Total pension cost                                  $ 236      $ 186      $ 176
                                                    -----      -----     ------
                                                    -----      -----     ------
-------------------------------------------------------------------------------

(1) The following actuarial assumptions were used in calculating the defined benefit cost and benefit obligations. Weighted-average rates as of the beginning of the year are:

                                                     1997       1996       1995
                                                    ------     ------     ------
Weighted-average discount rate                       6.7%       6.5%       8.1%
Rate of compensation increase                        5.4%       5.5%       6.0%
Expected long-term rate of return
 on plan assets                                      6.9%       6.7%       8.2%
--------------------------------------------------------------------------------

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Merrill Lynch provides health and life insurance benefits to retired employees under a plan that covers substantially all U.S. employees who have met age and service requirements. The health care component is contributory, with retiree contributions adjusted periodically; the life insurance component of the plan is noncontributory. The accounting for costs of health care benefits anticipates future changes in cost-sharing provisions. Merrill Lynch pays claims as incurred. Full-time employees of Merrill Lynch become eligible for these benefits upon attainment of age 55 and completion of ten years of service. Merrill Lynch also sponsors similar plans that provide health care benefits to retired employees of certain non-U.S. subsidiaries. As of December 27, 1996, none of these plans had been funded.

Net periodic postretirement benefit expense included the following components:
--------------------------------------------------------------------------------
                                                       1996      1995      1994
                                                      -----     -----     -----
Service cost                                           $  6      $  4      $  4
Interest cost on accumulated
  postretirement benefit obligation                      11        10         9
Amortization of unrecognized gain                       --         (1)      --
                                                      -----     -----     -----
Total postretirement benefit cost                      $ 17      $ 13      $ 13
                                                      -----     -----     -----
                                                      -----     -----     -----
--------------------------------------------------------------------------------
The amounts recognized for Merrill Lynch's postretirement benefit plans follow:
--------------------------------------------------------------------------------
                                                               1996        1995
                                                              -----       -----
ACCUMULATED POSTRETIREMENT
 BENEFIT OBLIGATION
   Retirees                                                   $ (73)      $ (80)
   Fully eligible active plan participants                      (37)        (34)
   Other active plan participants                               (62)        (57)
                                                              -----        ----
   TOTAL                                                       (172)       (171)
Unrecognized net (gain) loss                                     (7)          3
                                                              -----        ----
Postretirement benefits accrued liability                     $(179)      $(168)
                                                              -----        ----
                                                              -----        ----
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The following actuarial assumptions were used in calculating the postretirement benefit cost and obligations. Weighted-average rates as of the beginning of the year are:
--------------------------------------------------------------------------------
                                                       1997      1996      1995
                                                      ------    ------    ------
Weighted-average discount rate                         6.8%      6.5%      8.2%
Health care cost trend rates(1) :
  Initial                                              8.0%      9.0%     11.0%
  2011 and thereafter                                  5.5%      5.5%      6.0%

-------------------------------------------------------------------------------
(1) Assumed to decrease gradually until the year 2011 and remain constant thereafter.

The assumed health care cost trend rate has a significant effect on the amounts reported above. Increasing the assumed trend rate by one percentage point per year would increase the accumulated postretirement benefit obligation at December 27, 1996 and December 29, 1995 by $28 and $29, respectively, and increase the aggregate of service and interest costs for 1996 and 1995 by $3 for both years.
--------------------------------------------------------------------------------

POSTEMPLOYMENT BENEFITS

Merrill Lynch provides certain postemployment benefits for employees on extended leave due to injury or illness and for terminated employees. Employees who are disabled due to non-work-related illness or injury are entitled to disability income, medical coverage, and life insurance. Merrill Lynch also provides severance benefits to terminated employees. In addition, Merrill Lynch is mandated by state and Federal regulations to provide certain other postemployment benefits. Merrill Lynch funds these benefits through a combination of self-insured and insured plans.

Merrill Lynch recognized $30, $76, and $76 in 1996, 1995, and 1994, respectively, of postemployment benefits expense, which included severance costs for terminated employees of $14, $54, and $66 in 1996, 1995, and 1994, respectively. Although all full-time employees are eligible for severance benefits, no additional amounts were accrued as of December 27, 1996 since future severance costs are not estimable.
--------------------------------------------------------------------------------
NOTE 9. EMPLOYEE INCENTIVE PLANS
--------------------------------------------------------------------------------

To align the interests of employees with those of stockholders, Merrill Lynch sponsors several employee compensation plans that provide eligible employees with stock or options to purchase shares. The total compensation cost recognized in earnings for stock-based compensation plans for 1996, 1995, and 1994 was $269, $131, and $138, respectively. Merrill Lynch also sponsors deferred cash compensation plans for eligible employees.

--------------------------------------------------------------------------------
LONG-TERM INCENTIVE COMPENSATION PLANS ("LTIC PLANS") AND EQUITY CAPITAL ACCUMULATION PLAN ("ECAP")

LTIC Plans and ECAP provide for grants of equity and equity-related instruments to certain key employees. LTIC Plans provide for the issuance of Restricted Shares, Restricted Units, and Nonqualified Stock Options, as well as Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, and other securities of Merrill Lynch. ECAP provides for the issuance of Restricted Shares, as well as Performance Shares. As of December 27, 1996, no instruments other than Restricted Shares, Restricted Units, and Nonqualified Stock Options had been granted.

--------------------------------------------------------------------------------
Restricted Shares and Units

Restricted Shares are shares of Merrill Lynch's common stock carrying voting and dividend rights. A Restricted Unit is deemed equivalent in fair market value to one share of Merrill Lynch's common stock, is payable in cash, and receives cash payments equivalent to dividends. Under both plans, such shares and units are restricted from sale, transfer, or assignment until the end of the restricted period and are subject to forfeiture during a vesting period for grants under LTIC Plans or the restricted period for grants under ECAP.

The activity for Restricted Shares and Units under these plans during 1996 and 1995 follows:
--------------------------------------------------------------------------------
                                              LTIC PLANS                ECAP
                                      -------------------------      ----------
                                      RESTRICTED     RESTRICTED      RESTRICTED
                                        SHARES          UNITS          SHARES
                                      ----------     ----------      ----------
Authorized for issuance at:
  December 27, 1996                   100,000,000             --(1)  26,200,000
                                      -----------    -----------     ----------
                                      -----------    -----------     ----------
  December 29, 1995                    80,000,000     80,000,000     26,200,000
                                      -----------    -----------     ----------
                                      -----------    -----------     ----------
Available for issuance at(2):
  December 27, 1996                    30,945,605             --(1)   1,349,415
                                      -----------    -----------     ----------
                                      -----------    -----------     ----------
  December 29, 1995                    18,266,797     67,179,006      2,821,181
                                      -----------    -----------     ----------
                                      -----------    -----------     ----------
Outstanding, beginning of 1995          2,950,801      3,213,394      1,940,496
Granted - 1995                          2,158,209      2,084,721        541,960
Paid, forfeited, or released
  from contingencies                   (1,837,250)    (1,974,341)    (1,876,465)
                                      -----------    -----------     ----------
Outstanding, end of 1995                3,271,760      3,323,774        605,991
Granted - 1996                          1,457,422      1,555,285      1,677,854
Paid, forfeited, or released
  from contingencies                     (247,701)      (241,609)      (217,973)
                                      -----------    -----------     ----------
Outstanding, end of 1996(3)             4,481,481      4,637,450      2,065,872
                                      -----------    -----------     ----------
                                      -----------    -----------     ----------
--------------------------------------------------------------------------------
(1) Due to changes in regulatory requirements, authorization limits for LTIC Plans are no longer required.

(2)  Includes shares reserved for issuance upon the exercise of stock options.

(3) Subsequent to year end through February 1, 1997, 1,432,771 and 1,583,974 Restricted Shares and Units under LTIC Plans, respectively, and 925 ECAP Restricted Shares were granted to eligible employees.

The weighted-average fair value per share or unit for 1996, 1995, and 1994 grants follow:
--------------------------------------------------------------------------------
                                                1996          1995         1994
                                              ------        ------       ------
LTIC Plans:
  Restricted Shares                           $57.94        $41.71       $43.99
  Restricted Units                             57.38         41.44        44.63
ECAP Restricted Shares                         57.52         52.46        37.41
--------------------------------------------------------------------------------

Merrill Lynch sponsors other plans similar to LTIC Plans in which restricted shares and units are granted to employees and non-employee directors. At December 27, 1996, 850,000 restricted shares and 200,000 restricted units were authorized under these plans. At that date, 60,745 restricted shares and 8,067 restricted units were outstanding under these plans.

--------------------------------------------------------------------------------
Nonqualified Stock Options

Nonqualified Stock Options granted under LTIC Plans in 1989 through 1995 generally become exercisable over four years in equal installments commencing one year after the date of grant. Options granted in 1996 and thereafter generally are exercisable over five years. The exercise price of these options is equal to 100% of the fair market value (as defined in LTIC Plans) of a share of common stock on the date of grant. Nonqualified Stock Options expire ten years after their grant date.

The activity for Nonqualified Stock Options under LTIC Plans for 1996, 1995, and 1994 follows:
--------------------------------------------------------------------------------
                                                     OPTIONS    WEIGHTED-AVERAGE
                                                   OUTSTANDING   EXERCISE PRICE
Outstanding, beginning                            ------------  ----------------
  of 1994                                           27,004,771       $19.60
Granted - 1994                                       4,527,100        40.63
Exercised                                           (2,649,411)       14.20
Forfeited                                             (474,527)       28.10
                                                    -----------
Outstanding, end of 1994                            28,407,933        23.31
Granted - 1995                                       6,456,462        39.63
Exercised                                           (3,959,949)       16.79
Forfeited                                             (831,129)       36.96
                                                    -----------
Outstanding, end of 1995                            30,073,317        27.29
Granted - 1996                                       6,816,970        54.56
Exercised                                           (4,240,515)       20.89
Forfeited                                             (743,444)       50.85
                                                    -----------
Outstanding, end of 1996(1)                         31,906,328        33.43
                                                    -----------
                                                    -----------
--------------------------------------------------------------------------------
(1) In January 1997, eligible participants were granted stock options for 7,102,360 shares.

At December 27, 1996, December 29, 1995, and December 30, 1994, options exercisable under LTIC Plans were 17,766,167, 17,059,375, and 14,301,246, respectively.

The table below summarizes information related to outstanding and exercisable options at December 27, 1996.
--------------------------------------------------------------------------------
                              OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                        ------------------------------------ -------------------
                                    WEIGHTED-  WEIGHTED                 WEIGHTED
                                     AVERAGE   AVERAGE                  AVERAGE
                          NUMBER    EXERCISE   REMAINING       NUMBER   EXERCISE
EXERCISE PRICES         OUTSTANDING   PRICE  LIFE (YEARS)(1) EXERCISABLE  PRICE
---------------         ----------- -------- --------------- ----------- ------
$10.00 - $20.99           8,367,975  $11.28       3.6         8,367,975  $11.28
$21.00 - $30.99           3,400,359   29.66       5.1         3,400,357   29.66
$31.00 - $40.99          12,723,883   36.32       7.1         5,829,299   36.07
$41.00 - $50.99                  --      --        --                --      --
$51.00 - $63.99           7,414,111   55.22       9.0           168,536   59.92

--------------------------------------------------------------------------------
(1)  Based on contractual life of ten years.

The weighted-average fair value of options granted in 1996 and 1995 is $15.16 and $11.34 per option, respectively. Fair value is estimated as of the grant date based on a Black-Scholes option pricing model using the following weighted-average assumptions:
--------------------------------------------------------------------------------
                                                                1996      1995
                                                              ------    ------
Risk-free interest rate                                        5.68%     7.61%
Expected life                                                  5 yrs.    5 yrs.
Expected volatility                                           26.35%    25.00%
Dividend yield                                                 1.91%     2.45%
--------------------------------------------------------------------------------
See "Pro Forma Compensation Expense" in the following "Employee Stock
Purchase Plan" section for additional information.

--------------------------------------------------------------------------------
EMPLOYEE STOCK PURCHASE PLAN ("ESPP")

ESPP allows eligible employees to invest from 1% to 10% of their eligible compensation to purchase Merrill Lynch's common stock at a price equal to 85% of its fair market value. These purchases are made on four quarterly investment dates through payroll deductions. Up to 25,000,000 shares of Merrill Lynch's common stock have been authorized for issuance under ESPP. The activity in ESPP during 1996 and 1995 follows:

--------------------------------------------------------------------------------
                                                             ESPP SHARES
                                                    ---------------------------
                                                         1996              1995
                                                    ---------         ---------
Available, beginning of year                        4,996,263         5,857,449
Purchased through plan                               (862,583)         (861,186)
                                                    ---------         ---------
Available, end of year                              4,133,680         4,996,263
                                                    ---------         ---------
                                                    ---------         ---------
--------------------------------------------------------------------------------

The weighted-average fair value of ESPP stock purchase rights exercised by employees in 1996, 1995, and 1994 is $8.76, $7.20, and $5.61 per right, respectively.

--------------------------------------------------------------------------------
Pro Forma Compensation Expense

Merrill Lynch accounts for costs of stock-based compensation in accordance with APB No. 25, "Accounting for Stock Issued to Employees", rather than the fair value based method in SFAS No. 123, "Accounting for Stock-Based Compensation". No compensation expense has been recognized for Merrill
Lynch's grants of stock options under LTIC Plans or ESPP purchase rights.
Based on the fair value of stock options and purchase rights, Merrill Lynch would have recognized compensation expense, net of taxes, of $26 and $12 for 1996 and 1995, respectively, resulting in pro forma net earnings and earnings per share as follows:
--------------------------------------------------------------------------------
                                                              1996          1995
                                                           -------       -------
NET EARNINGS
  As reported                                              $ 1,619       $ 1,114
  Pro forma                                                  1,593         1,102
EARNINGS PER COMMON SHARE
  As reported:
    Primary                                                $  8.20       $  5.44
    Fully diluted                                             8.06          5.42
  Pro forma:
    Primary                                                   8.06          5.38
    Fully diluted                                             7.93          5.36
--------------------------------------------------------------------------------

Pro forma compensation expense associated with option grants is recognized over the vesting period. The initial impact of applying SFAS No. 123 on pro forma disclosure is not representative of the potential impact on pro forma net earnings for future years, which will include compensation expense related to vesting of 1995, 1996, and subsequent grants.

--------------------------------------------------------------------------------
FINANCIAL CONSULTANT CAPITAL ACCUMULATION AWARD PLANS ("FCCAAP")

Under FCCAAP, eligible employees in Merrill Lynch's private client group are granted awards generally based upon their prior year's performance. Payment for an award is contingent upon continued employment for a period of time and is subject to forfeiture during that period. The award is generally payable ten years from the date of grant in a fixed number of shares of Merrill Lynch's common stock unless the fair market value of such shares is less than a specified minimum value plus interest, in which case the minimum value is paid in cash. Eligible participants may defer awards beyond the scheduled payment date.

A total of 30,207,642 shares of Merrill Lynch's common stock are authorized for issuance under FCCAAP. Only shares of common stock held as treasury stock may be issued under FCCAAP. At December 27, 1996, shares subject to outstanding awards totaled 16,550,574, while 12,316,183 shares were available for issuance through future awards. The fair value of awards granted under FCCAAP during 1996, 1995, and 1994 is $50.69, $36.13, and $42.25 per award, respectively.

--------------------------------------------------------------------------------
INCENTIVE EQUITY PURCHASE PLAN ("IEPP")

IEPP allowed selected employees to purchase shares of Merrill Lynch's common stock ("Book Value Shares") at a price equal to book value per common share. Book Value Shares, which otherwise may not be resold, may be sold back to Merrill Lynch at book value or exchanged at any time for a specified number of freely transferable common shares. Book Value Shares outstanding under IEPP were 1,137,200 at December 27, 1996 and 1,221,500 at December 29, 1995,
respectively. In 1995, IEPP was amended to reduce the authorized shares to zero and prohibit the reuse of any surrendered shares. No further offerings will be made under this plan.
--------------------------------------------------------------------------------

MERRILL LYNCH INVESTMENT CERTIFICATE PROGRAM ("MLICP")

Under MLICP, eligible employees in Merrill Lynch's private client group are issued investment certificates based on their performance. The certificates mature ten years from the date issued and are payable in cash if certain performance criteria are achieved and the employee is continuously employed for the ten-year period, with certain exceptions. The certificates bear interest commencing with the date on which the performance requirements are achieved. As of December 27, 1996 and December 29, 1995, $235 and $188, respectively, were accrued under this plan.
--------------------------------------------------------------------------------

OTHER DEFERRED COMPENSATION PLANS

Merrill Lynch sponsors other deferred compensation plans in which eligible employees may participate. Generally, contributions to the plans are made on a tax-deferred basis to participants. Contributions are invested by Merrill Lynch, principally in mutual funds sponsored by Merrill Lynch. The plans' investments and the amounts accrued by Merrill Lynch under the plans are both included in the Consolidated Balance Sheets. Plan investments totaled $211 and $133, respectively, at December 27, 1996 and December 29, 1995. Accrued liabilities at those dates were $220 and $142, respectively.

--------------------------------------------------------------------------------
NOTE 10. INCOME TAXES
--------------------------------------------------------------------------------
Income tax provisions (benefits) on earnings consisted of:
--------------------------------------------------------------------------------
                                             1996           1995           1994
                                            -----          -----          -----
FEDERAL
  Current                                   $ 515          $ 788          $ 680
  Deferred                                   (119)          (164)          (150)
STATE AND LOCAL
  Current                                     198             81            158
  Deferred                                    (54)           (30)             2
FOREIGN
  Current                                     460            (39)             5
  Deferred                                    (53)            61             18
                                            -----         ------         ------
      Total                                 $ 947          $ 697          $ 713
                                            -----         ------         ------
                                            -----         ------         ------
--------------------------------------------------------------------------------

The corporate statutory tax rate was 35.0% for the three years presented. A reconciliation of statutory Federal income taxes to Merrill Lynch's income tax provisions for earnings follows:

--------------------------------------------------------------------------------
                                             1996           1995           1994
                                            ------         ------         ------
Federal income tax
  at statutory rate                         $ 898          $ 634          $ 605
State and local income
  taxes, net                                   94             33            104
Pension plan transaction                       12             13             14
Foreign operations                             (8)            (4)            23
Tax-exempt interest                           (21)           (14)           (18)
Dividends received deduction                  (34)           (19)           (17)
Other, net                                      6             54              2
                                            ------         ------         ------
Total                                       $ 947          $ 697          $ 713
                                            ------         ------         ------
                                            ------         ------         ------
--------------------------------------------------------------------------------

For financial reporting purposes, Merrill Lynch had no unrecognized net operating loss or alternative minimum tax benefit carryforwards at December 27, 1996.

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Financial Statements. These temporary differences result in taxable or deductible amounts in future years. Details of Merrill Lynch's deferred tax assets and liabilities follow:

--------------------------------------------------------------------------------
                                             1996           1995           1994
                                            ------         ------         ------
DEFERRED TAX ASSETS
  Valuation and other reserves(1)           $  831         $  700         $  638
  Deferred compensation                        349            228            192
  Other                                        429            364            338
                                            ------         ------         ------
  Total deferred tax assets                  1,609          1,292          1,168
                                            ------         ------         ------
DEFERRED TAX LIABILITIES
  Lease transactions                           114            100            113
  Accelerated tax depreciation                  44             70             92
  Unrealized gains on inventory                  9             18             29
  Other                                        131             88             73
                                            ------         ------         ------
  Total deferred tax liabilities               298            276            307
                                            ------         ------         ------
NET DEFERRED TAX ASSET                      $1,311         $1,016         $  861
                                            ------         ------         ------
                                            ------         ------         ------
--------------------------------------------------------------------------------
(1)  Primarily related to Trading assets and Other liabilities.

Income tax benefits of $30, $34, and $5 were allocated to stockholders' equity related to employee compensation transactions for 1996, 1995, and 1994, respectively.

Earnings before income taxes included approximately $738, $128, and $48 of earnings attributable to foreign entities for 1996, 1995, and 1994, respectively. Cumulative undistributed earnings of foreign subsidiaries were approximately $1,206 at December 27, 1996. No deferred Federal income taxes have been provided for the undistributed earnings as these earnings have been reinvested in Merrill Lynch's foreign operations. Assuming utilization of foreign tax credits, Merrill Lynch estimates that approximately $118 of Federal income taxes and $52 of foreign withholding taxes would be incurred on the repatriation of the foreign subsidiaries' earnings.

--------------------------------------------------------------------------------
NOTE 11. REGULATORY REQUIREMENTS AND DIVIDEND RESTRICTIONS
--------------------------------------------------------------------------------

MLPF&S, a registered broker-dealer and a subsidiary of the Company, is subject to the net capital requirements of Rule 15c3-1 of the Securities Exchange Act of 1934. Under the alternative method permitted by this rule, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items arising from customer transactions. At December 27, 1996, MLPF&S's regulatory net capital of $1,598 was 10% of aggregate debit items, and its regulatory net capital in excess of the minimum required was $1,276.

Merrill Lynch Government Securities Inc. ("MLGSI"), a primary dealer in U.S. Government securities and a subsidiary of the Company, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 27, 1996, MLGSI's liquid capital of $886 was 240% of its total market and credit risk, and liquid capital in excess of the minimum required was $442.

Merrill Lynch International ("MLI"), a registered U.K. broker-dealer and a subsidiary of Merrill Lynch, is subject to capital requirements of the Securities and Futures Authority ("SFA"). Financial resources, as defined, must exceed the total financial resources requirement of the SFA. At December 27, 1996, MLI's financial resources were $1,374, and exceeded the minimum requirement by $335.

Merrill Lynch Capital Markets PLC ("MLCM"), a U.K. subsidiary of Merrill Lynch and a dealer in over-the-counter equity derivatives, became subject to the capital requirements of the SFA on January 1, 1997. In anticipation, MLCM had $855 of regulatory capital at December 27, 1996 and received another $600 on December 31, 1996 from Merrill Lynch. Subsequent to year end, MLI became the primary equity derivatives dealer for new business.

Merrill Lynch's insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. As of December 27, 1996, $436, representing 88% of the insurance subsidiaries' net assets, was unavailable for distribution to Merrill Lynch.

Over 55 other subsidiaries are subject to regulatory requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These regulatory restrictions may limit the amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. At December 27, 1996, restricted net assets of all subsidiaries were $5,985.

In addition, to satisfy rating agency standards, a credit intermediary subsidiary of Merrill Lynch must also meet certain minimum capital requirements. At December 27, 1996, this minimum capital requirement was $350.

With the exception of regulatory restrictions on subsidiaries' abilities to pay dividends, there are no restrictions on Merrill Lynch's present ability to pay dividends on common stock, other than (a) Merrill Lynch's obligation first to make dividend payments on its preferred stock and (b) the governing provisions of the Delaware General Corporation Law.

--------------------------------------------------------------------------------
NOTE 12. INDUSTRY AND GLOBAL OPERATIONS
--------------------------------------------------------------------------------

Merrill Lynch operates principally in the financial services industry and provides services to individual and institutional clients. These services, due to certain legal requirements, are conducted through various subsidiaries, including those operating as brokers, dealers, banks, insurance, and other financial services companies.

Merrill Lynch operates in both U.S. and non-U.S. markets. Merrill Lynch's non-U.S. business activities are conducted through offices in three regions:
Europe, Africa, and the Middle East; Asia and Australia; and the Americas, excluding the U.S.

European, African, and Middle Eastern operations offer international investment and private banking services, research, and dealer services in equity and fixed-income securities, swaps, futures, commodity contracts, and options.

Merrill Lynch's Asian and Australian operations conduct business throughout various countries including Australia, China, Hong Kong, Japan, and Singapore. Merrill Lynch has exchange memberships in the region's major financial centers. Traditional retail and institutional services are provided in virtually all locations.

In Canada, Merrill Lynch is a broker for securities and commodities and a market maker for bonds and money market instruments. Merrill Lynch also provides investment banking and research for Canadian customers. In Latin America, Merrill Lynch provides international banking, brokerage, and trust services and has been instrumental in the privatization of many Latin American companies. For further information, see "Global Operations" in Management's Discussion and Analysis (unaudited).

The principal methodology used in preparing the geographic data in the table below includes: (i) commission revenues are recorded based on the location of the sales force; (ii) trading revenues are principally recorded based on the location of the trader; (iii) investment banking revenues are recorded based on the location of the client; and (iv) asset management and portfolio service fees are recorded based on the location of the fund manager. Earnings before income taxes include the allocation of certain shared expenses among regions. In addition, intercompany transfers are based primarily on service agreements.

The information presented below, in management's judgment, provides a reasonable representation of each region's contribution to the consolidated amounts.

-----------------------------------------------------------------------------------------------------------------
                                       1996         1995          1994          1996          1995          1994
                                      ---------------------------------        ----------------------------------
                                               TOTAL REVENUES                             NET REVENUES
                                      ---------------------------------        ----------------------------------
Europe, Africa, and Middle East     $  5,336      $  3,981      $  3,464      $  1,837      $  1,319      $ 1,134
Asia and Australia                     1,539         1,232           963           984           701          554
Americas                                 826           704           617           472           347          333
                                    --------      --------      --------      --------      --------      -------
        Subtotal                       7,701         5,917         5,044         3,293         2,367        2,021
United States                         19,221        16,107        13,754        10,603         8,092        7,703
Eliminations                          (1,911)         (511)         (564)         (780)         (194)         (99)
                                    --------      --------      --------      --------      --------      -------
TOTAL                               $ 25,011      $ 21,513      $ 18,234      $ 13,116      $ 10,265      $ 9,625
                                    --------      --------      --------      --------      --------      -------
                                    --------      --------      --------      --------      --------      -------

                                       EARNINGS BEFORE INCOME TAXES                  TOTAL ASSETS
                                    ------------------------------------     -------------------------------------
Europe, Africa, and Middle East       $  387        $  155        $  176     $  75,901     $  56,948    $  44,297
Asia and Australia                       199            81            75        17,905        16,914       11,389
Americas                                 139           127           137         5,205         4,997        4,216
                                    --------      --------      --------      --------      --------      -------
        Subtotal                         725           363           388        99,011        78,859       59,902
United States                          1,841         1,448         1,342       126,784       105,702      108,147
Eliminations                              --            --            --       (12,779)       (7,704)      (4,300)
                                    --------      --------      --------      --------      --------      -------
TOTAL                                 $2,566        $1,811        $1,730     $ 213,016     $ 176,857    $ 163,749
                                    --------      --------      --------      --------      --------      -------
                                    --------      --------      --------      --------      --------      -------

--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF MERRILL LYNCH & CO., INC.:

We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co.,Inc. and subsidiaries ("Merrill Lynch") as of December 27,1996 and December 29,1995 and the related statements of consolidated earnings, changes in consolidated stockholders' equity and consolidated cash flows for each of the three years in the period ended December 27, 1996. These financial statements are the responsibility of Merrill Lynch's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merrill Lynch at December 27, 1996 and December 29, 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 27, 1996 in conformity with generally accepted accounting principles.

/S/ Deloitte & Touche LLP
    New York, New York
    February 24, 1997

--------------------------------------------------------------------------------
QUARTERLY INFORMATION
--------------------------------------------------------------------------------

The unaudited quarterly results of operations of Merrill Lynch for 1996 and 1995 are prepared in conformity with generally accepted accounting principles and reflect all adjustments (which consist of only normal recurring accruals and the nonrecurring $40 million pretax lease charge related to the resolution of Olympia & York's bankruptcy in the fourth quarter of 1996) that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Results of any interim period are not necessarily indicative of results for a full year.

(Dollars in Millions,                                                                           For the Quarter Ended
 Except Per Share Amounts)       -------------------------------------------------------------------------------------
                                 Dec. 27,   Sept. 27,  June 28,   Mar. 29,   Dec. 29,   Sept. 29,  June 30,   Mar. 31,
                                    1996        1996      1996       1996       1995        1995      1995       1995
                                  ------     ------     ------     ------     ------     ------     ------     ------
Total Revenues                   $6,601     $6,201     $6,190     $6,019     $5,293     $5,431     $5,585     $5,204
Interest Expense                  3,219      3,108      2,810      2,758      2,680      2,749      3,036      2,783
                                 ------     ------     ------     ------     ------     ------     ------     ------
Net Revenues                      3,382      3,093      3,380      3,261      2,613      2,682      2,549      2,421
Non-Interest Expenses             2,707      2,571      2,682      2,590      2,131      2,197      2,085      2,041
                                 ------     ------     ------     ------     ------     ------     ------     ------
Earnings Before Income Taxes        675        522        698        671        482        485        464        380
Income Tax Expense                  230        191        265        261        179        185        181        152
                                 ------     ------     ------     ------     ------     ------     ------     ------
Net Earnings                     $  445     $  331     $  433     $  410     $  303     $  300     $  283     $  228
                                 ------     ------     ------     ------     ------     ------     ------     ------
                                 ------     ------     ------     ------     ------     ------     ------     ------
Earnings Per Common Share:
        Primary                  $ 2.29     $ 1.69     $ 2.19     $ 2.03     $ 1.49     $ 1.47     $ 1.40     $ 1.08
                                 ------     ------     ------     ------     ------     ------     ------     ------
                                 ------     ------     ------     ------     ------     ------     ------     ------
        Fully Diluted            $ 2.27     $ 1.68     $ 2.19     $ 2.03     $ 1.49     $ 1.46     $ 1.39     $ 1.08
                                 ------     ------     ------     ------     ------     ------     ------     ------
                                 ------     ------     ------     ------     ------     ------     ------     ------

--------------------------------------------------------------------------------
DIVIDENDS PER COMMON SHARE
--------------------------------------------------------------------------------
(Declared and paid)

                         1st Qtr.        2nd Qtr.       3rd Qtr.       4th Qtr.
                         --------        --------       --------       --------
1996                       $.26           $.30           $.30           $.30
1995                        .23            .26            .26            .26
--------------------------------------------------------------------------------

With the exception of regulatory restrictions on subsidiaries' abilities to pay dividends, there are no restrictions on Merrill Lynch's present ability to pay dividends on common stock, other than (a) Merrill Lynch's obligation first to make dividend payments on its preferred stock and (b) the governing provisions of the Delaware General Corporation Law. Certain subsidiaries' ability to declare dividends may also be limited (see Note 11 to the Consolidated Financial Statements).

--------------------------------------------------------------------------------
STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

Consolidated Transaction Reporting System prices for the specified calendar quarters are noted below.

--------------------------------------------------------------------------------------------------
               1st Qtr.             2nd Qtr.                3rd Qtr.                4th Qtr.
         -------------------   -----------------      ------------------    ----------------------
         High        Low       High       Low         High        Low         High        Low
         -------     -------   -------    -------     -----       -------    -------      --------
1996     $62 1/2     $49 3/8   $68 1/8    $56 1/4     $66 3/4     $54 1/4    $85 1/8     $65 1/8
1995      45          34 5/8    53 1/4     42 5/8      63 3/4      51 7/8     64 3/4      50 1/8
-------------------------------------------------------------------------------------------------

The approximate number of record holders of common stock as of February 7, 1997 was 13,300.